Exhibit 10.1

EPCM Services Agreement
Between
Bogoso Gold Limited
and
GRD Minproc (Pty) Limited
and
GRD Minproc Limited
06 April 2006

Formal Instrument of Agreement
THIS AGREEMENT made the 06th day of April 2006
Among:
Bogoso Gold Limited of Level 2, No. 1 Milne Close, P.O. Box 16075, Airport Post Office, Accra, Ghana (“Client”)
And:
GRD Minproc (Pty) Limited, Registration No. 2002/021267/07, of Unit 1, Highbury House, Hampton Office Park North, 20 Georgian Crescent, Bryanston, South Africa (“Consultant”)
And:
GRD Minproc Limited, ABN 52 008 992 694 of Level 8, 140 St. Georges Terrace, Perth, Western Australia, 6000 (“Guarantor”)
Recitals:
A.	The Client desires to build the Project, which when designed, constructed and commissioned, shall meet the following requirements:
(a)	the Project shall be a sulphide ore treatment plant;

(b)	the Project shall be capable of processing 3.5 million tonnes of sulphide ore per annum;

(c)	except for routine, predictive or preventative maintenance, the Project shall be capable of continuous operation 24 hours per day, 365 days per year;

(d)	except for components that routinely require replacement or repair due to normal operating conditions, the Project shall have a life expectancy commensurate with the life of the Bogoso mine; and

(e)	the Project or its various components (as the case may be) shall be capable of operating continuously at the level, rate or capacity specified in the Performance Warranties in Appendix L.
B.	The Client has requested that the Consultant performs the Services on the terms and conditions of the Agreement.
C.	The Consultant has agreed to perform the Services on the terms and conditions of the Agreement.

It is Agreed:
1.	In the Agreement, unless the context indicates otherwise, words and expressions shall have the meanings assigned to them in the Particular Conditions and the General Conditions.
2.	The Agreement is comprised of this Formal Instrument of Agreement together with the following documents which, unless otherwise stated, are attached to this Formal Instrument of Agreement, namely:
(a)	The Particular Conditions;

(b)	The General Conditions; and

(c)	The Appendices, namely:
(i)	Scope of Services;

(ii)	Personnel, Equipment, Facilities & Services of Others to be provided by the Client;

(iii)	Remuneration and Payment;

(iv)	Scope of Works;

(v)	Insurances;

(vi)	Key Personnel;

(vii)	Material Project Contractor;

(viii)	Client Deliverables (including Client Approvals);

(ix)	Project Budget;

(x)	Project Schedule;

(xi)	Code of Conduct;

(xii)	Performance Warranties.

(xiii)	Approved Performance Bond; and

(xiv)	Deed of Release.
3.	In the event of any ambiguity or discrepancy between anything contained in or between any documents forming part of the Agreement, the terms of this Formal Instrument of Agreement shall prevail to the extent of the inconsistency and the remaining documents shall, for the purposes of construction and interpretation of the Agreement, be construed in descending order of precedence having regard to the order in which the documents are set out in Clause 2 of this Formal Instrument of Agreement.
4.	In consideration of the payments to be made by the Client to the Consultant pursuant to the Agreement, the Consultant agrees to perform the Services in accordance with the provisions of the Agreement.
5.	The Client agrees to pay the Consultant, in consideration for the performance of the Services, such amounts as may become payable under the provisions of the Agreement and to reimburse all expenses incurred in the performance of the Services at the times and in the manner provided by the Agreement.
6.	The Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement. The Agreement is binding on the parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:
(a)	shall be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

Executed as an Agreement:

For and on behalf of	)
Bogoso Gold Limited	)
)
/s/ Peter Bradford	)	/s/ Mark D. Collopy

Signature of Director	)	Signature of Director
)
Peter Bradford	)	Mark D. Collopy

Name of Director	)	Name of Director
)
)
For and on behalf of	)
GRD Minproc (Pty) Limited	)
)
/s/ Andrew Sweeney	13/4/06)	/s/ Roger E.R. Falls	13/4/06

Signature of Director/Secretary	)	Signature of Director
)
Andrew Sweeney	13/4/06)	Roger E.R. Falls	13/4/06

Name of Director/Secretary	)	Name of Director
)
For and on behalf of	)
The Common Seal of GRD Minproc Limited was affixed in accordance with its constitution in the presence of:	) ) )
)

Signature of Director/Secretary	)	Signature of Director
)

Name of Director/Secretary	)	Name of Director

General Conditions

General Conditions
The General Conditions shall be the International Federation of Consulting Consultants (FIDIC) Client / Consultant Model Services Agreement, third edition (1998) as amended by the Particular Conditions of Agreement.

Particular Conditions

Particular Conditions of Contract

A.	References From Clauses in the General Conditions

1.	Clause 14:	Representatives:

		Client:	Mark Collopy

		Consultant:	John Hawxby

2.	Clause 17:	Duration of liability

52 weeks from the end of the Term or 52 weeks from the Date of Practical Completion of the Project, whichever is the earliest.

3.	Clause 22:	Date of Commencement:	21 February 2005

Date for Practical Completion:

		Oxide Plant:	17 March 2006

		Sulphide Plant:	30 June 2006.

4.	Clause 32:	Currency of Payments to Consultant:	Rand.

5.	Clause 36:	Language(s) of the Agreement:	English

		Ruling Language:	English

		Law to which Agreement is subject:	England

6.	Clause 37:	Principal place of business:	South Africa.

7.	Clause 41:	Unless advised otherwise in writing, the Client’s particulars for services or delivery of notices under the Agreement are not set out in Appendix A, but rather are:

		Name:	Bogoso Gold Limited
		Attention:	Mark Collopy
		Address:	Level 2, No. 1 Milne Close
P.O. Box 16075
Airport Post Office
Accra, Ghana

		Facsimile No.:	(23) (32) 177-7700
		Electronic Mail Address:	mcollopy@gsrgh.com
		Attention:	General Manager Projects

with a copy to:

Name:	Golden Star Resources Ltd.
Attention:	Peter Bradford
Address:	10901 W. Toller Drive, Suite 300
Littleton, CO 80127
USA

Facsimile No.:	(303) 830-9094
Electronic Mail Address:	pbradford@gsr.com
Attention:	President and CEO

Unless advised otherwise in writing, the Consultant’s particulars for delivery of notices under the Agreement are not set out in Appendix A, but rather are:

Name:	GRD Minproc (Pty) Limited
Attention:	John Hawxby
Address:	Unit 1, Highbury House, Hampton Office
Park North
20 Georgian Crescent, Bryanston 2021
South Africa

Facsimile No.:	(27) (11) 514-0006
Electronic Mail Address:	john.hawxby@minproc.co.za

Unless advised otherwise, in writing, the Guarantor’s particulars for service or delivery of notices under the Agreement are not set out in Appendix A, but rather are:

Name:	GRD Minproc Limited
Attention:	Ben Zikmundovsky
Address:	Unit 1, Highbury House, Hampton Office
Park North
20 Georgian Crescent, Bryanston 2021
South Africa

Facsimile No.:	(27) (11) 514-0006
Electronic Mail Address:	ben.zikmundovsky@minproc.co.za

Notices issued by the Client shall be titled “Notice to Consultant — BSEP EPCM Contract” or “Notice to Client — Bogoso Sulphide Expansion Project EPCM Contract”, as the case may be, and such notices shall be sequentially numbered and shall be preceded by the year of issue, for example, “yyyy mm dd NT: Bogoso Gold Limited 001” or “yyyy mm dd NT: Consultant 001”.

References to “telex” are to be replaced with “facsimile”.

B.	Deleted Clauses
The Following Clauses are deleted from the General Conditions and replaced by the stated Additional Clauses specified below in Section C:

Clause replaced by
Clause deleted from General Conditions	Additional Clause in Section C
1	45.1
2	45.2
3	46
4	46
5(i), 5(ii)(a) and 5(ii)(b)	46
7 and 8	47.2
11, 12, 13 and 15	49
16 and 18	51
19 and 20	52
21	71.9
23 and 24	54 and 55
25	53
26, 27 and 28	57, 58 and 61
30, 31 and 34	61 and 62
38	66
42	67
43.8 and 44	68

C.	Additional Clauses
Context and interpretation
These Additional Clauses shall be read and interpreted in conjunction with the General Conditions and all the terms and expressions defined herein shall bear the same meanings assigned thereto in the General Conditions unless expressly stated or the context indicates otherwise.

45.	Definitions and Interpretation
45.1 Definitions (replacing Clause 1)
“Agreed Compensation” means interest at an annual rate of 9% for any amount unpaid by the Client calculated from the date such amount was due to have been paid until is paid.

“Agreement” has the meaning given in Clause 2 of the Formal Instrument of Agreement.

“Authorities” means all governmental, semi-governmental, local and other authorities that exercise jurisdiction over the Services or the Project.

“Business Day” means a day other than a Saturday, Sunday or bank or public holiday in Ghana or South Africa.

“Claim” includes any action, suit, claim, demand or proceeding of any nature.

“Client Approval” means any licence, permit, consent, approval, determination or permission, the obtaining of which is specifically agreed by the parties to be part of the Client’s responsibility in Appendix H.

“Client Deliverables” means any thing, document and action specifically identified in the Agreement as being required to be delivered or procured by the Client or a third party on behalf of the Client to the Consultant, including without limiting the foregoing those things, documents and actions listed in Appendix H.

“Client’s Representative” means the representative of the Client appointed by the Client pursuant to Clause 14.

“Client Standards and Procedures” means the standards and procedures prescribed from time to time by the Client with respect to the Project or any part of it.

“Code of Conduct” means the Consultant’s code of conduct to apply to the Consultant’s Personnel and subcontractors whilst in Ghana and on Site, set out in Appendix K, as amended from time to time.

“Consultant Approval” means any licence, permit, consent, approval, determination or permission that may be required in respect of the Project, except Client Approvals.

“Consultant’s Representative” means the representative of the Consultant appointed by the Consultant pursuant to Clause 14.

“Date for Practical Completion” means the date stated in the Particular Conditions pursuant to Clause 22, as amended or varied in accordance with the Agreement.

“Date of Commencement” means the date stated in the Particular Conditions pursuant to Clause 22.

“Date of Final Completion” means the date on which the Project reaches Final Completion in accordance with the Agreement.

“Date of Practical Completion” means, in relation to the Project, a Separable Portion or a part of the Works, the date on which the Project or the Separable Portion or the part of the Works, respectively, reaches Practical Completion in accordance with the Agreement.

“Defective EPCM Services” means:
(a)	a failure to perform any part of the Services in accordance with, and to the standard required by, the Agreement including the standards set out in Appendices A or K; or

(b)	an omission of Services,
but does not include defects or omissions arising out of or in connection with:
(c)	any negligent act or omission by a third party, including a Project Contractor, that does not arise as a result of an act or omission by the Consultant;

(d)	any negligent act or omission by the Client, including a breach of statute or breach of duty by the Client;

(e)	fair wear and tear;

(f)	the Client maintaining or operating the Plant or any equipment outside the manufacturers’ or vendors’ recommendations, warranty provisions or operating manual procedures or outside the design criteria or the operating procedures established by the Consultant in consultation with the Client for the plant and equipment;

(g)	any material modifications made to the Plant or equipment by the Client without the Consultant’s consent, other than for environmental, safety or health reasons; and

(h)	any work or services the same as or similar to the Services or concerning the same subject matter as the Services which were performed by the Client or on behalf of the Client by persons other than the Consultant that were not required to be supervised by the Consultant.
“Defects Notification Period” means the period of 52 weeks from the end of the Term or 52 weeks from the Date of Practical Completion of the Project, whichever is the earliest.

“Defective Rectification Work” has the meaning given to that term in Clause 60.1.

“Design” means any design work (including engineering and drafting work) undertaken by the Consultant in the performance of the Services.

“Disbursements” means only those direct expenses and costs incurred with respect to the Project, paid or payable in cash, and of the type normally charged by the Consultant as a disbursement on other projects similar to the Project, including:
(a)	reasonable living expenses of the Consultant’s Personnel in Ghana;

(b)	Project related vehicle rental and insurance expenses;

(c)	Project related travel for the Consultant’s Personnel;

(d)	expenses of insurances purchased specifically for the Project as directed by the Client hereunder;

(e)	mobilisation and de-mobilisation medical expenses for the Consultant’s Personnel going to Site;

(f)	Project related meals involving the Client or any Project Contractor, if approved in advance by the Client;

(g)	international telephone costs, courier, shipping charges, special postage;

(h)	where not supplied by the Client, Site office costs, including stationery, photocopies, office consumables, network and e-mail facilities, communications, medical first aid kits and medical consumables; and

(i)	where not supplied by Client, Site office furniture and equipment, subject to Clause 6;

(j)	Johannesburg office support, including stationery, photocopies, office consumables, network and e-mail facilities;
but excluding:
(k)	costs pertaining to Project Contractors or other contractors, which shall be direct costs of the Client;

(l)	personal protective equipment;

(m)	accommodation on Site, unless accommodation is not made available by the Client;

(n)	expenses for equipment, machinery, tools and other assets that the Client would reasonably expect consultants to have on hand and part of its tools of trade (but excluding those assets purchased with particular specification for the purpose of the Project, which shall be Client property pursuant to Clause 6);

(o)	materials that are purchased for use in South Africa without specific reference to any particular project, such as paper, pens and other supplies.

“Documentation” includes software (including source code and object code versions) manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, designs, methods, techniques, processes, supplier lists, price lists, customer lists, market research information, correspondence, letters and papers of every description including all copies of or extracts from the same.

“Dry Commissioning” means those checks and tests to be performed up to Practical Completion in accordance with Appendix A.

“Execution Date” means 06 April 2006.

“Existing Plant” means the existing plant, equipment and infrastructure on Site as of the Date of Commencement.

“Final Completion” means (as the case may be) that stage in the execution of the Services where:
(a)	the Defects Notification Period has expired and the Consultant has made good all Defective EPCM Services that have been advised by the Client to the Consultant prior to the expiry of the Defects Notification Period; or

(b)	the Further Defects Liability Period has expired and the Consultant has made good all Defective Rectification Work prior to the expiry of the Further Defects Liability Period.
“Financing Entity” means any financial institution or other person providing any debt or equity financing for the Client in respect of the Project, including by provision of a letter or letters of credit or other guarantees or insurance in support of those things and including the holders of, and the agent or trustee representing the holders of, such instruments.

“Force Majeure Event” is any event or circumstance (or combination of events and circumstances) which occurs in Ghana and:
(a)	is beyond the control of the party affected by that event or circumstance or both;

(b)	causes delay in, or prevention of, the performance by the affected party of any of its obligations under the Agreement; and

(c)	cannot be prevented, overcome or remedied by the exercise by the affected party of a standard of care and diligence consistent with that of a prudent and competent mining company (in the case of the Client) or construction manager (in the case of the Consultant), including, without limiting the foregoing, a strike or industrial dispute which affects the performance of the Works under the Agreement and wet or otherwise inclement weather that makes the conduct of the Works under the Agreement unsafe or impractical.

“Further Defects Liability Period” means 52 weeks.

“Gold Fields” means Gold Fields of South Africa or its subsidiaries regarding the provision of technology relating to the BIOX® process.

“Government” means, in respect of each place in which the Services are rendered, any federal, state, provincial, regional or local government and all government, semi-government, local and other agencies, authorities, departments or instrumentalities of any of them or corporations established by statute.

“Independent Engineer” means Merit Engineers Pty Ltd (ACN 087 781 262), a company incorporated in Australia.

“Intellectual Property Rights” means all industrial and intellectual property rights, whether registered or unregistered, including, but not limited to, inventions, discoveries, innovations, technical information, technical data, prototypes, manufacturing processes, improvements, patent rights, circuitry, drawings, plans, specifications, trade mark rights, trade names, design rights, copyright (including moral rights), and other monopoly rights, samples and know-how.

“Interconnection Procedures” means the procedures for interconnecting the Existing Plant with the Oxide Plant and the Sulphide Plant, as determined pursuant to Clause 46.5(b).

“Key Personnel” means those personnel identified in Appendix F.

“Law” means any legally binding law, legislation, statute, act, rule, order or regulation which is enacted, issued or promulgated by any Government.

“Legislative Requirement” means a requirement imposed by Law and includes, without limitation:
(a)	a requirement to obtain an approval (other than a Client Approval), either expressly, or by implication through the imposition of a criminal offence for a failure to do so;

(b)	a requirement to give a notice to any Government, or to report something to any Government;

(c)	a requirement to pay a fee, charge or penalty imposed by legislation; and

(d)	a requirement to do, not to do, or comply with a matter or thing, either expressly, or by implication through the imposition of a criminal offence for a failure to do so.
“Material Project Contractor” means those contractors listed in Appendix G.

“Ore Commissioning” means those checks and tests (with the use of process materials) to be performed by the Client after Practical Completion in accordance with Appendix A.

“Oxide Plant” means those areas in Appendix D numbered 00, 01, 04, 05, 06, 19 (to the extent required to operate the Oxide Plant) and 22 (to the extent required to operate the Obotan Mill as an oxide mill).

“Payment Claim” has the meaning given to that term in Clause 62.3.

“Personnel” includes a person’s officers, directors, employees, contract employees, agents, sub-contractors and invitees.

“Plant” means the Oxide Plant and the Sulphide Plant or either one of them, as the context may suggest, to be constructed as part of the Project, as further described in the Scope of Works.

“Practical Completion” means that stage in the execution of the Services where the Oxide Plant or Sulphide Plant, as the case may be, has been engineered, procured and constructed and is ready to accept the safe introduction of ore, except for minor omissions, minor defects and outstanding Services that do not prevent the safe introduction of water or ore, as listed in the punch list agreed between the Client and the Consultant pursuant to Clause 59.1(b), provided that:
(a)	if ore is introduced to any Separable Portion or other part of the Plant at the instruction of the Client, then that Separable Portion or part is deemed to have achieved Practical Completion for purposes of computing the Defects Notification Period;

(b)	non-critical secondary equipment and structures (such as administration buildings and the like) need not be complete to achieve Practical Completion; and

(c)	if Practical Completion in respect of the whole or any Separable Portion or other part of the Plant would be achieved but for failure of the Client to meet its obligations pursuant to the Agreement or the failure of any third party (provided such failure was not the result of Defective EPCM Services), then Practical Completion will be deemed to have been achieved for the purposes of computing the Defects Notification Period.
“Pre-commissioning” means those pre-operational checks and tests (without the use of process materials) to be performed by the Consultant in accordance with Appendix A.

“Privacy Law” means any Law that relates to the protection of personal or other information pertaining to Personnel.

“Project” means the Bogoso Sulphide Expansion Project, situated approximately 10km south of the town of Bogoso in the Western Region of Ghana, as described in the Scope of Works in respect of which the Client has engaged the Consultant to provide the Services.

“Project Budget” means the Project budget in Appendix I.

“Project Contract” means a contract entered into with a Project Contractor for purposes of the Project.

“Project Contractor” means any consultants, contractors, vendors and suppliers engaged by the Client at the recommendation of the Consultant to carry out any part of the Project and includes any Material Project Contractor.

“Project Control Group” has the meaning given to that term in Clause 50.7.

“Project Management Plan” means the Project management plan to be prepared by the Consultant in accordance with Clause 50.8.

“Project Material” means all Documentation which is:
(a)	prepared, or required to be prepared, by or on behalf of the Consultant under the Agreement;

(b)	delivered, or required to be delivered, by or on behalf of the Consultant to the Client under the Agreement; or

(c)	incorporated into any Documentation described in (a) or (b) above.
“Project Schedule” means the schedule of various dates as required to be updated hereunder and the first of which is set out in Appendix J.

“Protected Right” means any patent, right, registered design, trademark or name, copyright or any other lawfully protected right of any person.

“Quality Assurance Program” means the program specified in Clause 46.7.

“Rectification Work” has the meaning given to that term in Clause 60.1.

“Scope of Services” means the scope of services specified in Appendix A, as amended or varied in accordance with the Agreement.

“Scope of Works” means the scope of works specified in Appendix D, as amended or varied in accordance with the Agreement.

“Separable Portion” means any one of the discrete components of the Plant described in the Scope of Works or agreed pursuant to Clause 56.1.

“Services” means the services which the Consultant is required to perform under the Agreement and as further described in the Scope of Services.

“Services Costs” has the meaning given to that term in Clause 62.1.

“Services Variation” means any variation in the Services under Clause 55.

“Site” means the location at which the Project is to be constructed, as described in the Scope of Works.

“Sulphide Plant” means those areas in Appendix D numbered 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 (to the extent that this area does not form part of the Oxide Plant), 21, 22 (to the extent that this area does not form part of the Oxide Plant) and 23.

“Taxes” means any taxes, charges, levies, assessments or other similar costs of any kind, excluding income, profit, revenue, royalty and other taxes payable in respect of operations (which taxes shall for the purposes of the Agreement be “Excluded Taxes”), but including goods and services taxes, value added taxes, withholding taxes, stamp duties and customs duties.

“Term” means the period commencing with the Date of Commencement and ending on the Date of Final Completion or, if the Agreement is terminated prior to the Project reaching Final Completion, on the date of such termination.

“Total Cost Forecast” means the sum of the Project Budget set out in Appendix I and the indicative Services Costs set out in Part C of Appendix C.

“Works” means the works to be constructed and the temporary works to be carried out in executing the Project as described in the Scope of Works.

“Works Variation” means any change described in the Scope of Works pursuant to Clause 54.
45.2 Interpretation (replacing Clause 2)
In the Agreement, unless contrary intention appears:
(a)	a reference to:
(i)	clauses, schedules and appendices are references to clauses of and schedules and appendices to the Agreement;

(ii)	a person includes a natural person, firm, joint venture partnership, unincorporated association, corporation and government or statutory body or authority or other body corporate;

(iii)	a party includes the party’s successors and permitted assigns;

(iv)	a document or agreement, including the Agreement, includes a reference to that document or agreement as novated, altered, supplemented or replaced from time to time;

(v)	writing includes a reference to printing, typing and each other method of producing words in a visible form;

(vi)	any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under that legislation or legislative provision;

(vii)	a month or year means calendar month or calendar year whether or not beginning on the first day of any month or year;

(viii)	“U$”, “USD”, “USD$”, “$US”, “dollar” or “$” is a reference to United States currency;

(ix)	“R”, “ZAR” and “Rand” is a reference to South African currency;

(x)	a specific time for the performance of an obligation is a reference to that time in the country, state, or territory or other place where that obligation is to be performed; and

(xi)	a thing (including a right or obligation) includes a part of that thing;
(b)	headings are for ease of reference only and do not affect the meaning of the Agreement;

(c)	the singular includes the plural and vice versa and words importing a gender include other genders;

(d)	the expression “including” is not a word of limitation;

(e)	other grammatical forms of defined words or expressions have corresponding meanings;

(f)	if the date on or by which any act must or may be done under the Agreement is not a Business Day, the act must or may be done on or by the next Business Day;

(g)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded;

(h)	no provision of the Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of the Agreement or provision;

(i)	except where otherwise provided, measurements and quantities shall be in metric units; and

(j)	the words “clause 27.1(ii)” and “clause 5(i)” for purposes of Clause 40(i) shall be read as meaning “Clause 61” and “Clause 46.2,” respectively, while the words “anything of value” shall be read as meaning anything of material value and shall specifically exclude meals, entertainment and promotional items valued at less than US$200.00.
45.3 Ambiguous and Inconsistent Terms
(a)	Subject to Clause 3 of the Formal Instrument of Agreement, if the Client’s Representative reasonably considers, or the Consultant notifies the Client’s Representative in writing, that there is a conflict, ambiguity, inconsistency or discrepancy in or between any of the terms of the Agreement, the Independent Engineer shall direct the interpretation which the parties shall follow. Any interpretation of the Independent Engineer made under this clause 45.3(a) shall, except in the case of obvious error or fraud, be final and binding on the parties.

(b)	The Independent Engineer, in giving a direction in accordance with Clause 45.3(a), is not required to determine whether or not there is an ambiguity or inconsistency.

(c)	The Consultant shall bear the costs of compliance with a direction under clause 45.3(a) unless the ambiguity or inconsistency could not have been reasonably identified by a competent person experienced in projects of a similar character, size and complexity to the Project. If a direction is given in respect of an ambiguity or inconsistency that could not have been reasonably identified by a competent person experienced in projects of a similar character, size and complexity to the Project and the direction requires the Consultant to perform any additional Services, the direction will be deemed to be a Services Variation for the purposes of Clause 55.
45.4 Matters of Clarification (General)
(a)	Where in the Scope of Services:
(i)	an obligation or action is prescribed or required to be taken, the Consultant shall fulfil that obligation or take that action, unless it is expressly stated that the Client must take that action;

(ii)	a precondition is prescribed in relation to any right or benefit that the Consultant might become entitled to enjoy, then the Consultant will only be entitled to the right or benefit if the precondition is satisfied; or

(iii)	a right or benefit is given to the Client, the Client may enjoy that right or benefit even though the right or benefit is not prescribed by the General Conditions or the Particular Conditions.
(b)	Except where expressly provided to the contrary in the Agreement, no approval, consent, review, consultation, monitoring, audit or comment made, undertaken or given by or on behalf of the Client shall lessen or otherwise affect the Consultant’s obligations under the Agreement or constitute a Services Variation or Works Variation.
45.5 Best Endeavours
(a)	Subject to Clause 45.5(b), where the Agreement requires that the Consultant use “best endeavours” in the performance of any its obligations under the Agreement, the Consultant shall, in the performance of the applicable obligation adopt, use or apply the work practices and methodologies that reflect prudent practicable standards as would be employed by reputable international professional engineering, procurement and construction management contractors that are then in current use.

(b)	Unless the context otherwise requires in the Agreement, the term “best endeavours” shall only bear the meaning given to that term in Clause 45.5(a).
46.	Appointment, Obligations, Warranties, and Covenants of the Consultant (replacing Clauses 3, 4 and 5(i), 5(ii)(a) and 5(ii)(b))
46.1 Appointment of Consultant
The Client appoints the Consultant as an independent contractor of the Client to render the Services in accordance with the Agreement, which appointment is hereby accepted by Consultant.
46.2 Standard of Care
(a)	The Consultant shall perform the Services with the professional skill, care and diligence that would be expected of an international professional engineering, procurement and construction management contractor experienced in projects of a similar nature to the Project and in the performance of services the same as or similar to the Services.

(b)	The Consultant must ensure that any subcontractor appointed by it to perform part of the Services performs that part of the Services with the professional skill, care and diligence expected of a professional consultant experienced in projects of a similar nature to the Project and in the performance of services of similar nature to the part of the Services subcontracted to that subcontractor.
46.3 Warranties and Covenants
     The Consultant warrants and covenants to the Client that:
(a)	it and its Personnel have the particular skill, experience and ability necessary to perform the Services and will continue to have them during the Term;

(b)	it has examined:
(i)	the Scope of Services and the Scope of Work;

(ii)	local conditions at the Site and all applicable Laws;

(iii)	the Project Schedule; and

(iv)	all other information or documents relating to the Project provided to the Consultant, and is satisfied with the sufficiency thereof for the purpose of complying with its obligations under the Agreement (without the Consultant giving or making any warranty or representation as to the adequacy of the BIOX® process or the material characteristics provided by the Client to the Consultant);

(c)	it is duly incorporated and validly existing under the law of its place of incorporation and it has full legal capacity and power:
(i)	to own its property and assets and to carry on its business; and

(ii)	to enter into the Agreement and to perform its obligations under the Agreement;

and it has taken all corporate action that is necessary to authorise its entry into the Agreement and to perform its obligations under the Agreement;
(d)	there is, in the reasonable opinion of the Consultant, no litigation, arbitration, mediation, conciliation or administrative proceedings taking place, pending or threatened against it which (if adversely decided) could have a material adverse effect on the Consultant’s or the Guarantor’s business, assets or financial condition or its or the Guarantor’s ability to perform its obligations under the Agreement;

(e)	it has not impugned the reputation of the Client to date, nor will it during the Term or at any time thereafter, nor will it knowingly do or permit anything which might damage the name or reputation of the Client or reasonably invite adverse public criticism or result in the Client being the subject of any official investigation; and

(f)	as of the Execution Date, it has no conflict of interest in performing the Services for the Client and it will ensure that none exist during the Term.
The Consultant acknowledges that the Client has executed the Agreement in reliance on the warranties contained in this Clause 46.3. The warranties contained in this Clause 46.3 will be treated as if made continuously by the Consultant during the Term.
46.4 Delivery of Services
(a)	The Consultant shall:
(i)	promptly perform the Services in accordance with the requirements of the Agreement;

(ii)	at all times use its best endeavours to ensure that the Project:
(A)	proceeds at a rate of progress such that each event stated in the Project Schedule will be completed in accordance with the corresponding completion or milestone date; and

(B)	is completed within the Total Cost Forecast;
(iii)	recommend and seek the Client’s approval to undertake all studies, reviews, investigations and other processes necessary to enable it to perform the Services as efficiently and cost-effectively as practicable; and

(iv)	regularly consult with the Client’s Representative throughout the performance of the Services (including requesting instructions from the Client’s Representative and seeking comments on, or review or approval, of any documentation).
(b)	Subject to Clause 49.2 and 50.2, the Consultant may enter into subcontracts for the vicarious performance of its obligations under the Agreement, but the Consultant shall not subcontract the whole of the Services. The Consultant shall obtain the written approval (which shall not be unreasonably withheld) of the Client’s Representative before appointing a subcontractor to perform any part of its obligations under the Agreement. The Consultant shall manage the performance of each subcontractor to ensure the quality and timeliness of its performance meet the requirements of the Agreement. The Consultant’s obligations under the Agreement are not lessened or otherwise affected by subcontracting the performance of those obligations.

(c)	Where the Client has a right to and terminates the Agreement, upon the request of the Client, the Consultant shall:
(i)	assign the benefit of any subcontracts referred to in Clause 46.4(b); or

(ii)	if the benefit of any subcontract cannot be assigned, hold the subcontract, guarantee or warranty in trust for the Client or the Client’s nominee (as the case may be).
(d)	Despite Clause 46.4(b), the Consultant is solely responsible for the performance of the Services. Except to the extent specified in this Clause 46.4(d), this obligation is not affected by any approval or decision given by the Client or any Authority. Where the Client’s Representative gives the Consultant a direction which is not consistent with or would be contrary to the standard of care described in Clause 46.2, the Consultant will be excused from all liability in respect of following such instruction if at any time within three (3) Business Days from the date the instruction is given, the Consultant gives the Client’s Representative notice of the inconsistency and sets out in that notice a non-exhaustive summary of expected adverse consequences on the Project of complying with such instruction. Nothing in the preceding sentence will prejudice the Client’s rights under the Agreement to dispute any notice given by the Consultant under this Clause 46.4(d).

(e)	The Consultant acknowledges that, other than as expressly provided elsewhere in the Agreement, it is the Consultant’s responsibility to make all enquiries, obtain all information and make all judgements that are relevant to and necessary for the performance of the Services. The Consultant shall not delay the progress of the Services or any part of the Services by reason of the Consultant awaiting information from the Client or the Client’s Representative:
(i)	unless the Agreement expressly provides otherwise;

(ii)	unless the Client’s Representative otherwise directs the Consultant; or

(iii)	except to the extent that the Consultant cannot reasonably proceed with the Services without the information.
46.5 Design Obligations
(a)	The Consultant shall:
(i)	develop and complete the Design, in accordance with the requirements of the Agreement, including preparing all necessary documents, information, drawings and plans sufficient for the procurement, installation, construction, commissioning and completion of the Project;

(ii)	ensure to the maximum extent reasonably possible that the Design:
(A)	meets the Client’s requirements for the Project as set out in the Scope of Services or the Scope of Works;

(B)	is free from defects in design and accurate and complete in all respects;

(C)	will minimize the repair and maintenance costs of the Project and will maximize the life of the Project;

(D)	will comply with all applicable Laws;

(E)	will enable approvals, certificates and permits to be quickly and easily obtained from any Authority; and

(F)	is otherwise suitable in all respects for the intended purposes of the Project as specified in the Scope of Services or Scope of Work so that, when constructed, the Project will be fit for its intended purpose as specified in the Scope of Services or Scope of Work; and
(iii)	allow a maximum of 10 days for review by the Client’s Representative of all Design Documentation, prior to the issue of such documentation to subcontractors or Project Contractors. In the event that the Client’s Representative has not completed his review within 10 days, the Consultant may proceed to issue such documentation to subcontractors or Project Contractors.
(b)	The Consultant shall (if applicable), on or about 31 March 2006, submit to the Client’s Representative for approval Interconnection Procedures for connecting the Oxide Plant and the Sulphide Plant to the existing infrastructure on Site which shall:
(i)	meet the requirements of the Scope of Services;

(ii)	be in a format approved by the Client’s Representative (which approval shall not be unreasonably withheld).
(c)	Neither the Client nor the Client’s Representative undertakes any responsibility or duty of care to the Consultant to review any Design Documentation for errors, omissions or compliance with the Agreement. No review of, comments upon, rejection of, or failure to review or comment upon or reject, any such documentation will:
(i)	relieve the Consultant from, or alter or affect, the Consultant’s liabilities or responsibilities whether arising out of or in connection with the Agreement or otherwise according to Law; or

(ii)	prejudice the Client’s rights against the Consultant whether arising out of or in connection with the Agreement or otherwise according to Law.
(d)	The Consultant acknowledges that the Client has not given any warranty or guarantee or made any representation about the adequacy or suitability of the Scope of Services or the Scope of Works or the level of completeness of the design of the Project in the Scope of Services or the Scope of Works.
46.6 Management of Project Contractors
(a)	In performing the Services, the Consultant shall manage all Project Contractors and exercise all powers, duties and discretion conferred upon the Client, as representative for Client, in a manner that is consistent with the Client’s contractual obligations and in the Client’s best interests.

(b)	The Consultant shall:
(i)	identify the scope of each Project Contract and the sequence of all Project Contracts (in consultation with the Client’s Representative) and make recommendations to the Client’s Representative regarding the:
(A)	pre-purchase of long-lead time items of machinery, materials and supplies;

(B)	availability of materials and labour; and

(C)	the tender list for each Project Contract;
(ii)	prepare the tender documentation (including finalising the specifications and drawings) for each Project Contract (using the Project-developed conditions of tender and contract prepared by the Client) and ensure that they comply with the Client’s requirements (including, in particular, those set out (if any) in the Scope of Works);

(iii)	submit draft tender documentation to the Client’s Representative for review in a manner and at a rate which will give the Client’s

Representative a reasonable opportunity (but in any event no more than ten (10) days) to review that tender documentation before it is issued to tenderers and, if any tender documentation is rejected by the Client’s Representative within such period, submit amended tender documentation to the Client’s Representative, in which case the time period in this Clause 46.6(b)(iii) will reapply;
(iv)	finalise each tender list in consultation with the Client’s Representative in accordance with the relevant procedure in the Project Management Plan so that it only includes tenderers approved by the Client’s Representative;

(v)	prepare sufficient copies of the finalised tender documentation for each Project Contract for tendering; and

(vi)	issue the tender documentation in accordance with this Clause 46.6(b) to all approved tenderers.
(c)	The Consultant shall:
(i)	keep the Client’s Representative informed of any pre-tender meetings;

(ii)	provide to the Client’s Representative copies of all correspondence from and to tenderers for the Project Contracts; and

(iii)	have a representative in attendance at the opening of all tenders for the Project Contracts.
(d)	The Consultant shall:
(i)	analyse all tenders submitted by tenderers for the Project Contracts;

(ii)	prepare a report recommending to the Client the most suitable tenderer for each Project Contract;

(iii)	recommend, if necessary, that negotiations be entered into with any preferred tenderer; and

(iv)	provide to the Client for its consideration the actual tender prices for all Project Contracts and how they compare with the cost estimates (if any) for the Project Contracts in the Total Cost Forecast or in any other budget or program prepared by the Consultant containing cost estimates of the Project Contractors.
(e)	The Consultant covenants to the Client that neither the Consultant (nor any affiliated bodies corporate, as defined by the applicable Law in South Africa and Ghana, of the Consultant) will tender for any of the Project Contracts unless the Consultant has obtained the prior written approval of the Client.

(f)	The Consultant shall provide all superintendence, co-ordination and construction management with respect to Project Contractors, including:
(i)	administering and making recommendations to the Client in relation to all changes, extensions of time and all other matters pertaining to Project Contracts;

(ii)	providing all relevant information to the Client’s Representative, as and when required, and in any event in sufficient time to enable the Client to carry out its contract administration functions (if any) under the various Project Contracts;

(iii)	monitoring the performance of the Project Contractors under the Project Contracts with the aim of rectifying all faults, omissions or other defects prior to the date of practical completion or during the defect liability periods (as the case may be) in the respective Project Contracts; and

(iv)	if requested by the Client, acting as the Client’s Representative in relation to the Project Contracts;
with the objective of facilitating each Project Contract being:
(v)	completed by the completion date for it in the Project Schedule; and

(vi)	within its planned cost (if any, as stated in the Total Cost Forecast or in any other budget or program prepared by the Consultant containing cost estimates of the Project Contracts).
(g)	The Consultant shall procure all Works and services in accordance with the Client’s internal process for obtaining financial authority to place orders and contracts. Requisitions for the placing of orders for supply or installation of equipment shall include the terms and conditions of the Project Contracts, the purchase order letter (if any) and any other documentation advised by the Client’s Representative.

(h)	In the event that a party to a Project Contract invokes any dispute resolution provisions or notifies the Consultant of an intention to commence any dispute resolution proceedings, the Consultant shall immediately notify the Client. In the event of any such notification to the Client the Consultant shall advise the Client of the facts and circumstances of the dispute known to the Consultant and endeavour as far as reasonably possible to participate in and achieve on behalf of the Client a prompt settlement or other resolution of the dispute subject to the directions of the Client.
46.7 Labour, Environmental, Indigenous, OHS and Quality Assurance Plans
(a)	The Consultant shall:

(i)	subsequent to the Date of Commencement, establish (in consultation with the Client’s Representative) the Quality Assurance Plan for the performance of the Services and such plan shall be:
(A)	appropriate to the materials, fabrication, components, construction and Site maintenance activities; and

(B)	comply with ISO 9000 (2000) or any amended or substituted requirements which the Client’s Representative may, acting reasonably, direct in writing;
(ii)	give the Client’s Representative access to the Consultant’s and each subcontractor’s quality systems to enable monitoring and quality auditing; and

(iii)	comply, and ensure its subcontractors comply, with the Quality Assurance Plan.
(b)	The Consultant shall, if directed by the Client’s Representative, prepare and submit to the Client’s Representative for approval an occupational health and safety plan and, if approved, comply, and ensure that its subcontractors comply, with any such plan.

(c)	The Consultant shall, upon instruction by the Client, comply and shall ensure that its subcontractors comply with any documented policy and procedures on health and safety, environmental matters, community matters and industrial relations matters that are in use by the Client at the Site.
46.8 Local Content
(a)	The Consultant shall, in the performance of its obligations under the Agreement, as far as it is reasonable and economically practicable:
(i)	use labour available within the Bogoso/Prestea catchment area;

(ii)	engage professional services available in the Bogoso/Prestea catchment area; and

(iii)	give manufacturers, suppliers and subcontractors available in the Bogoso / Prestea catchment area:
(A)	a fair and reasonable opportunity to tender or quote for subcontracts for works, materials, plant, equipment and supplies; and

(B)	proper consideration and, where possible, preference to those manufacturers, suppliers and subcontractors.

(b)	If the Consultant is not able to use labour, professional services, manufacturers, suppliers or subcontractors available in the Bogoso / Prestea catchment area, the Consultant shall give consideration to and, where possible, preference to labour, professional services, manufacturers, suppliers and subcontractors within Ghana.

(c)	Unless the Client agrees otherwise, the Consultant shall use its best endeavours to ensure that in every subcontract it enters into for labour, professional services, workers, materials, plant, equipment or supplies for the performance of the Services, the other party covenants to be bound by the terms of this Clause 46.8 in the same way as the Consultant and that it will report to the Consultant on its implementation of Clause 46.8(a) and Clause 46.8(b).

(d)	The requirements of this Clause 46.8 do not affect or limit the Consultant’s obligations under the Agreement.
46.9 Monthly Reporting
The Consultant shall, by the fourth working day of each month, give a written report (in a form approved by the Client’s Representative) to the Client’s Representative setting out:
(a)	if applicable, details of the progress of tendering for the vendor packages and the construction packages;

(b)	the progress of the Project against the Project Schedule and the effect on the Project Schedule of any change to the Project, including a curve showing cumulative actual and forecasted cashflow (including costs for any changes to Project) against time;

(c)	details of any activities which are behind the progress anticipated in the Project Schedule, any foreseen delays to future activities on the Project Schedule and the likely effect on the Project Schedule of any actual or foreseen delay;

(d)	current claims for changes, variations and extensions of time by Project Contractors in relation to the Works or Project, including details of dates submitted, dates approved and any other details the Client’s Representative requires;

(e)	the status of all activities on which work is being undertaken;

(f)	industrial relations issues affecting (or which may affect) the performance of the Project;

(g)	strategies implemented or proposed to overcome problems, including corrective action statements for catching up lost time or avoiding potential delays;

(h)	a statement of progress claims made under Project Contracts during the period of the statement containing full and true particulars of all such claims;

(i)	the total amount of costs payable to Project Contractors under their contracts awarded to date; and

(j)	any other matter reasonably required by the Client’s Representative.
46.10 Records Open for Inspection and Audit
(a)	The Consultant shall keep and maintain:
(i)	the records identified in the Project Management Plan; and

(ii)	all other Project Material relating to the Project, at the Consultant’s address as set out in the Agreement under Clause 41.
(b)	The Consultant must ensure that all Project Material relating to the Project, and the quality system and the records and Project Material referred to in Clause 46.10(a) are available to the Client (or persons nominated by the Client) at all reasonable times for examination, audit, inspection, transcription and (in respect of records only) copying.

(c)	If the Agreement is terminated, the Consultant shall give the Client any records and Project Material referred to in Clause 46.10(a) which are necessary for the orderly continuance of the Project by another person.
47. Obligations of the Client
47.1 Failure to fulfil Obligations (replacing Clauses 7 and 8)
In no event shall the Client or the Client’s Representative be considered to have delayed the Project or a Separable Portion where — with respect to -:
(a)	the Client Approvals, such approvals have been obtained within ten Business Days of a request from the Consultant to obtain same;

(b)	the execution of Project Contracts with Project Contractors, such contracts have been prepared and presented to the Consultant for execution by the Project Contractors within ten Business Days of a request from the Consultant to prepare same (or, where prepared by a Project Contractor, approved by the Client with or without reasonable modifications within 7 Business Days of a request from the Consultant to do so), provided such request is made following a recommendation of the Consultant supported by appropriate information; and

(c)	any approval or information requested by the Consultant, the approval or information is provided within ten Business Days of a request being made by the Consultant (provided any such request is supported by appropriate information).
Where the Consultant considers that circumstances require a response before the expiry of such time periods, that opinion shall be indicated in the request to the Client with appropriate reasons therefore. In such event, the Client shall respond within a shorter time period, provided such opinion is reasonably founded.
47.2 Responsibilities (amending Clause 9)
(a)	In addition to the obligations stated in Clause 9, the Client will obtain the Client Approvals.

(b)	Clause 9 is amended by deleting “shall do all in his power” and substituting “shall use reasonable efforts, where requested by the Consultant.”

(c)	If the Consultant requests the Client to approve or decide any matter or thing in connection with the performance of the Services by the Consultant, the Client shall within a reasonable period of time after the request, notify the Consultant of its approval or decision (as the case may be).
For the avoidance of doubt in this Clause 47.2(c):
(i)	a reasonable period of time shall be determined in the context of the matter or thing in respect of which the Client’s approval or decision is sought;

(ii)	an approval or decision includes a refusal to approve or decide (as the case may be).
47.3 Client provided Personnel, Equipment, Facilities and Services
(a)	Subject to Clause 47.3(b), the Client shall provide the Personnel, equipment, facilities and services described in Appendix B for use by the Consultant in performing the Services.

(b)	Where Appendix B states that the Consultant must pay for the use of specific equipment, facilities or services, the Consultant shall do so.

(c)	The Consultant shall comply with the Client’s Representative’s directions when using the equipment, facilities and services referred to in Clause 47.3(a).
48. Site
48.1 Access
The Consultant shall have non-exclusive continuous access to the Site sufficient to enable it to carry out its obligations under the Agreement.
48.2 Induction Training
The Consultant:
(a)	shall ensure that all of its Personnel undergo induction training required for the Site in accordance with the Client’s requirements; and

(b)	acknowledges that it:
(i)	has made a sufficient allowance in the Services Costs for, and assumes the risk of any delays arising out of or in connection with, the induction training required under Clause 48.2(a), provided that any required induction training is provided within a reasonable time after request by the Consultant; and

(ii)	will not be entitled to make any Claim (insofar as is permitted by Law) arising out of or in connection with that induction training.
48.3 Safety Requirements
(a)	The Consultant shall:
(i)	ensure that the Consultant Personnel, and shall use its best endeavours to ensure that the Project Contractor Personnel, while upon the Site comply:
(A)	with all obligations of the Consultant under the Agreement;

(B)	all applicable Laws; and

(C)	with any Site safety regulations issued from time to time to the Consultant by the Client’s Representative, in relation to safety on the Site
(ii)	maintain appropriate safety precautions and programs so as to prevent injury to persons or damage to property on, about or adjacent to the Site;

(iii)	use its best endeavours to ensure that the Project is performed in a safe manner, including:
(A)	erecting and maintaining, as required by existing conditions and the progress of the performance of the Project, all safeguards necessary for safety and protection (including barriers, fences and railings); and

(B)	posting danger signs and other warnings against hazards (including all such signs and other warnings required by Law) and notifying the Client and other users of any dangerous or hazardous conditions arising out of the performance of the Project;
(iv)	have appropriate first aid facilities available on the Site at all times; and

(v)	not leave any work or partly completed work in an unsafe condition or in a condition which might cause damage to other work, plant, machinery or equipment, and continue such work until it is in a safe condition.

(b)	Despite any other provision of the Agreement to the contrary, if the Client determines, pursuant to its obligations under Law and to prevent risk of injury or property damage, that it is necessary for it or any third party to take urgent action to remedy any safety or operational risk at the Site or any part of the Site that is under the control of the Consultant, then:
(i)	the Client may take any action it considers appropriate to remedy the safety or operational risk; and

(ii)	the Consultant shall indemnify the Client against any damage, cost, loss or liability the Client suffers or incurs in respect of remedying the urgent safety or operational risk if, and only to the extent, the urgent safety and operational risk was caused or contributed by a breach by the Consultant of its obligations arising out of or in relation to the Agreement.
(c)	If any of the Consultant’s Personnel damage property, the Consultant must promptly make good the damage and pay any compensation which the Law requires the Consultant to pay.

(d)	The Client shall ensure that all contracts with subcontractors and Project Contractors contain obligations identical to the obligations contained in clauses 48.3(b) and 48.3(c).
48.4 Access for the Client, the Client’s Representative and others and Site Condition
(a)	The Consultant shall ensure that:
(i)	the Client, the Client’s Representative and any other person authorised by the Client or the Client’s Representative (including Project Contractors); and

(ii)	any person authorised by Law to have access to the Site for the purpose of exercising a function or discharging a responsibility which that person has under Law, have safe access to any part of the Site that is under the control of the Consultant at all times during the performance of the Services at the Site, provided that those persons agree to observe the Consultant’s reasonable safety requirements.
(b)	The Consultant shall:
(i)	provide the Client and the Client’s Representative, at all reasonable times, with access to all workshops and places at the Site

(ii)	use reasonable endeavours to ensure that the Project Contractors provide, and the Consultant will arrange for, the Client and the Client’s Representative, at all reasonable times, to have access to all workshops and places at the Site or elsewhere, where work is being prepared or from where materials, manufactured articles or machinery are being obtained for the Project.
(c)	The Consultant shall:
(i)	subject to Clause 48.4(a), control access to any part of the Site that is under the control of the Consultant; and

(ii)	ensure that any part of the Site that is under the control of the Consultant is kept in a clean and tidy condition.
48.5 Access by Project Contractors
(a)	The Consultant acknowledges that Project Contractors may be present on the Site during the performance of the Services. The Consultant shall, and shall use its best endeavours to ensure that all Project Contractors:
(i)	co-operate with all other Project Contractors;

(ii)	co-ordinate their work with the other Project Contractors’ work to minimise any delays;

(iii)	not obstruct, delay or interfere with or damage other Project Contractors’ work;

(iv)	comply with all directions from the Client’s Representative regarding other Project Contractors and their work; and

(v)	allow any other Project Contractors engaged by the Client to use the amenities, facilities and services which are available for use on the Site.

(vi)	any delay or disruption caused by other Project Contractors will not affect or limit the Consultant’s obligations or liabilities under the Agreement.
48.6 Operation of Existing Plant
(a)	The Consultant acknowledges that the following requirements are essential to the Client:
(i)	that any interruption to the operation of the Existing Plant caused by the interconnection of the Project to the Existing Plant is minimised;

(ii)	that (other than as contemplated in Clause 48.6(a)(i) the Existing Plant and its continued operation are not affected in any way by the Project; and

(iii)	without limiting Clause 48.6(a)(i) or Clause 48.6(a)(ii), that the Project will fully, effectively and efficiently interface with the Existing Plant.

(b)	The Consultant shall:
(i)	use its best endeavours to perform the Services in a manner so as to ensure that the requirements stipulated in Clause 48.6(a) are met;

(ii)	use its best endeavours to ensure that the Project Contractors comply with the requirements of the Interconnection Procedures when carrying out the interconnection works to the Existing Plant;

(iii)	at all times comply with the requirements of the Client Standards and Procedures; and

(iv)	without limiting Clause 48.6(b)(i), design the Project and perform the Services so that all aspects of the Project fully, effectively and efficiently interface with the Existing Plant.
48.7 Things of Value or Interest
(a)	Anything of value or interest (including fossils, artefacts and objects of antiquity or of archaeological or anthropological interest) found on the Site:
(i)	shall be brought immediately to the attention of the Client’s Representative; and

(ii)	will, as between the parties, be the property of the Client.
(b)	The Consultant shall, and shall ensure its subcontractors, carry out the Client’s Representative’s directions in relation to any object referred to in Clause 48.7(a).

(c)	The Consultant acknowledges that it has no right or interest in any object referred to in Clause 48.7(a).
49. Personnel (Replacing Clauses 11, 12, 13 and 15)
49.1 General
(a)	The Consultant shall:
(i)	provide experienced and skilled Personnel to perform the Services in accordance with its obligations under the Agreement; and

(ii)	ensure that the Services are performed under the supervision of appropriately qualified and experienced Personnel.
(b)	Upon request, the Consultant shall provide resumes for any of the Consultant’s Personnel or any Project Contractor Personnel.

(c)	The Client may, in its absolute discretion, direct the Consultant to remove from the Site, or from any activity connected with performance of the Services, any of its

Personnel engaged or employed in connection with the performance of the Services for any of the following reasons:
(i)	breach of the Code of Conduct;

(ii)	breach of Law;

(iii)	gross insubordination or wilful misconduct;

(iv)	negligence or incompetence.
The Consultant shall comply with a direction made under this Clause 49.1(c) within the time specified by the Client.
49.2 Key Personnel
(a)	No personnel listed in Appendix F will be replaced or released from involvement in the Project by the Consultant without the prior written approval of the Client, in its absolute discretion. If any of the personnel described in Appendix F leave the employ of the Consultant or are unable to perform their allocated duties for any period (whether as a result of death, illness or injury or the application of Clause 49.1(c)), the Consultant will promptly replace such personnel with substitutes of like skill and experience who are approved by the Client, which approval will not be unreasonably withheld.

(b)	The Consultant acknowledges and agrees that:
(i)	the Key Personnel are critical for the management, supervision and performance of the Services;

(ii)	subject to Clause 49.2(e), it will pay to the Client liquidated damages at the relevant rate and up to the maximum amount, both as stated in Appendix F, for every day for which a member of the Key Personnel is removed from or not available for the Services, but for which they are required to be so available, until the earliest of:
(A)	the day that the member of the Key Personnel is again made available;

(B)	the date that the member of the Key Personnel is replaced with a substitute person approved by the Client’s Representative;

(C)	the date that the Agreement is terminated; and

(D)	the Date of Final Completion;
unless such removal is due to resignation, serious illness, injury or death of the Key Personnel or is otherwise approved by the Client’s Representative under Clause 49.2(a) or directed by the Client under Clause 49.1(c);

(iii)	the parties have agreed to specify rates of liquidated damages to be payable to avoid the difficulty of proving the precise loss suffered by the Client if the Consultant fails to comply with its obligations in respect of Key Personnel and agree that the rates of liquidated damages in Appendix F represent a reasonable, fair and accurate estimate of the loss that will be suffered by the Client arising out of the loss of continuity and resulting inefficiencies should a member of the Key Personnel be removed from the performance of the Services;

(iv)	the specified rates of liquidated damages are separate and cumulative for each member of the Key Personnel; and

(v)	if the Client’s entitlement to, and the Consultant’s liability for, liquidated damages under Clause 49.2(b)(ii) is or becomes void, voidable or unenforceable for any reason or there is no amount specified in Appendix F, then the Client will be entitled to recover from the Consultant, and the Consultant will indemnify the Client against, the costs, losses, damages and liabilities incurred or suffered by the Client arising out of or in connection with the Consultant’s failure to provide the Key Personnel in accordance with the Agreement.
(c)	If any person listed in Appendix F as Key Personnel desires to be released from the Project for reasons other than those referred to in Clause 49.2(a), the Consultant’s Representative must give the Client’s Representative notice in writing setting out:
(i)	the name of the person;

(ii)	the part of the Services performed by that person and the extent to which those Services have been performed;

(iii)	a summary of the reasons why that person desires to be released from the Project;

(iv)	a statement of the impact upon the performance of the Services or the Project (including its progress) should the person be released;

(v)	the name of the proposed replacement together with a statement of that person’s experience and qualifications.
Any notice given under this Clause 49.2(c) must be countersigned by the person who desires to be released.
(d)	Except where any person listed in Appendix F as Key Personnel desires to be released from the Project due to serious misconduct by the Client or any of its Personnel in which case the request will be allowed, the Client’s Representative may refuse any request made under Clause 49.2(c) if the Client’s Representative considers (acting reasonably) that the release of the relevant person would have an adverse impact upon the performance of the Services or the Project (including delay the progress of the Services or Project) or result in an increase in the

Services Costs. The Consultant acknowledges and agrees that in considering any request made under Clause 49.2(c) the Client’s Representative may meet with the person named in the request in the absence of the Consultant and may, without the prior consent of the Consultant, offer that person any lawful benefit as an enticement to withdraw the request without any decision being made by the Client’s Representative in respect of the request.

(e)	If any person listed in Appendix F as Key Personnel is released from the Project in accordance with Clause 49.2(d) the Consultant will have no liability to the Client under Clause 49.2(b).
49.3 Non-Solicitation
The parties covenants that, during the Term and for a period of 6 months following end of the Term, neither party will, either directly or through its subsidiaries and associated entities, offer employment by way of contract or staff position to any Personnel employed by the other. Each party further covenants that, should it breach the provisions of this Clause 49.3 resulting in such offer being taken up, it will pay to the other party an amount being six times the monthly salary or equivalent monthly payment otherwise payable by the injured party in respect of each such person the subject of such breach.
49.4 Consultant’s Code of Conduct
The Consultant shall:
(a)	comply and ensure that all Consultant Personnel comply with the Code of Conduct;

(b)	use reasonable endeavours to ensure that the Project Contractor Personnel comply with the Code of Conduct; and

(c)	if the Consultant desires to amend the Code of Conduct, obtain the Client’s Representative’s approval before making any amendment.
49.5 Privacy
(a)	The Consultant and the Client warrant that they will comply applicable Privacy Law in relation to the collection, use or disclosure of information pertaining to Personal.

(b)	The Consultant and the Client agree to:
(i)	observe applicable Privacy Law for all such information collected or dealt with by the Consultant or the Client (as the case may be) under the Agreement;

(ii)	take reasonable measures to ensure that such information is protected against:

(A)	misuse or loss; and

(B)	unauthorised access, modification and disclosure, and that only authorised personnel have access to such information;
(iii)	ensure all personnel involved in collecting or dealing with such information are adequately trained as to the requirements of the Privacy Law and the Agreement;

(iv)	give the other party reasonable assistance for it to resolve any inquiry or complaint relating to such information;

(v)	promptly follow any reasonable direction of the other party regarding such information and compliance with the Privacy Law;

(vi)	promptly inform the other party of any breach of this Clause 49.5.
50. Administration (Amending Clause 14)
50.1 The Client’s Representative
(a)	The Client’s Representative will give directions and carry out all of the other functions of the Client’s Representative under the Agreement as the agent of the Client (and not as an independent certifier, assessor or valuer).

(b)	The Consultant shall comply with any direction by the Client’s Representative given or purported to be given under a provision of the Agreement.

(c)	Except where the Agreement otherwise provides or in relation to any safety related issue, the Client’s Representative may only give a direction in writing.

(d)	The Client may replace the Client’s Representative by written notice to the Consultant at any time.

(e)	Except where expressly specified otherwise in the Agreement, the Client shall ensure at all times that in the exercise of the function of the Client’s Representative under the Agreement, the Client’s Representative act reasonably.

(f)	No comment, review, representation or approval by the Client or the Client’s Representative in respect of the Consultant’s obligations under the Agreement (including comments on, or review or approval of, any Project Material) will lessen or otherwise affect the Consultant’s obligations under the Agreement.
50.2 Delegation of the Client’s Representative’s Power
(a)	The Client’s Representative may appoint delegates to exercise any of the Client’s Representative’s functions under the Agreement and may terminate such appointments.

(b)	The Client shall promptly inform the Consultant in writing of:
(i)	any replacement of the Client’s Representative; and

(ii)	any delegation by the Client’s Representative of the Client’s Representative’s function under the Agreement to a nominee, the extent and the scope of that delegation, and any termination of appointment of delegates.
50.3 Compliance with Directions
(a)	If the Consultant fails or refuses to comply with a direction by the Client’s Representative given in accordance with the Agreement, the Client may notify the Consultant in writing of:
(i)	the Consultant’s failure or refusal to comply with a direction of the Client’s Representative; and

(ii)	except in the case of an emergency or extraordinary circumstances, a reasonable period of time (but not more than 14 days) for the Consultant to rectify the failure or refusal.
(b)	If the Consultant does not rectify the failure or refusal within the specified time, then the Client may:
(i)	subject to Clause 50.3(c), withhold further payment to the Consultant until the Consultant complies with the direction or the work the subject of the direction is carried out under Clause 50.3(a); and

(ii)	carry out, or have a third party carry out, the work the subject of the direction, in which case the cost incurred by the Client will be a debt due and payable from the Consultant to the Client.
(c)	The amount that the Client is entitled to withhold under Clause 50.3(b)(i) shall:
(i)	be 50% of a Payment Claim if at the time of the Consultant’s failure or refusal referred to in Clause 50.3(b), the Payment Claim that has been submitted to the Client but not yet paid claims payment of an amount equal to or less than USD 100,000; or

(ii)	be 10% of a Payment Claim if at the time of the Consultant’s failure or refusal referred to in Clause 50.3(b), the Payment Claim that has been submitted to the Client but not yet paid claims payment of an amount that exceeds USD 100,000.

50.4 Consultant’s Representative
(a)	The Consultant’s Representative will give directions and carry out all of the other functions of the Consultant’s Representative under the Agreement as the agent of the Consultant.

(b)	The Consultant may replace the Consultant’s Representative by written notice to the Client at any time, provided that any replacement is consented to in writing by the Owner.

(c)	The Consultant warrants that the Consultant’s Representative and any delegate appointed under Clause 50.5 at all times has or will have authority to act on behalf of the Consultant in respect of the Agreement.
50.5 Delegation of Consultant’s Representative’s Power
(a)	The Consultant’s Representative may appoint delegates to exercise any of the Consultant’s Representative’s functions under the Agreement and may terminate such appointments.

(b)	The Consultant shall promptly inform the Client in writing of:
(i)	any replacement of the Consultant’s Representative; and

(ii)	any delegation by the Consultant’s Representative of the Consultant’s Representative’s functions under the Agreement to a nominee, the extent and the scope of that delegation, and any termination of appointment of delegates.
(c)	The Consultant’s Representative or the Consultant’s Representative’s delegate shall be available at all times at the Site when the Consultant is performing the Services on the Site.
50.6 Consultant’s Acknowledgment
The Consultant acknowledges that:
(a)	any notice, consent, approval or other communication given or signed by the Consultant’s Representative or any Consultant’s Representative’s delegate will bind the Consultant;

(b)	matters within the Consultant’s Representative’s knowledge will be deemed to be within the knowledge of the Consultant; and

(c)	any directions given by the Client’s Representative or by a delegate appointed under Clause 50.2 on behalf of the Client’s Representative to any Key Personnel will be deemed to have been given to the Consultant.

50.7 Project Control Group
(a)	The Project Control Group is:
(i)	the Client’s Representative; and

(ii)	the Consultant’s Representative.
(b)	The Client’s Representative or the Consultant’s Representative may invite any other person, whom either person reasonably requires, to attend the Project Control Group meetings.

(c)	The Project Control Group shall meet:
(i)	on a monthly basis; and

(ii)	at other times which the Client’s Representative directs the Consultant.
(d)	The Consultant shall:
(i)	take minutes of all meetings held by the Project Control Group; and

(ii)	provide a copy of those minutes to the Client’s Representative.
(e)	In respect of minutes provided pursuant to Clause 50.7(d)(ii), the Client’s Representative shall:
(i)	if the Client’s Representative disagrees with the minutes, discuss and amend the minutes to reflect the agreed position or failing agreement, amend the minutes to reflect the position of the Client’s Representative but shall record in the text the position of the Consultant’s Representative; and

(ii)	give to the Project Control Group members a copy of the agreed amended minutes at which point the amended minutes will (except for any parts of the text of the amended minutes that are not agreed) be deemed to be the official record of the relevant meeting.
50.8 Project Management Plan
(a)	Within 30 days of the Execution Date, the Consultant shall submit to the Client’s Representative for approval a draft Project Management Plan, which shall clearly set out:
(i)	the Consultant’s:
(A)	administration policies;

(B)	organisational structure; and

(C)	implementation and control procedures;

(ii)	occupational health and safety procedures for the performance of the Project;

(iii)	Site accident notification procedures;

(iv)	Site safety and security procedures (including fire prevention procedures and the like);

(v)	procedures for establishing and using Site amenities,

(vi)	where required to do so under the Agreement, procedures for obtaining all approvals required from Authorities or by Law for the construction, use, operation and maintenance of the Project;

(vii)	any matter or subject which the Consultant has, in the Consultant’s proposal, represented will form part of, or be incorporated in, the Project Management Plan; and

(viii)	any other matters reasonably required by the Client to be included in the Project Management Plan.
(b)	The Client’s Representative may direct the Consultant to modify the draft Project Management Plan as the Client’s Representative considers appropriate before giving any approval, in which case the Consultant shall resubmit a modified draft of the Project Management Plan within seven days of the direction for approval by the Client’s Representative.

(c)	The Consultant shall comply with the Project Management Plan approved by the Client’s Representative when performing the Services.
51. Liability (Replacing Clauses 16 And 18)
51.1 Liability of Consultant
The Consultant shall be liable to the Client should it breach the Agreement.
51.2 Liability of Client
The Client shall be liable to the Consultant should it breach the Agreement.
51.3 Maximum Liability
(a)	For the purposes of this Clause 51.3:
(i)	“Loss” means any cost, damage, expense or other liability;

(ii)	“Potentially Recoverable Amount” means the total amount that would have been recovered under any policy of insurance that is required to be maintained under the Agreement by the Consultant, but for any acts or omissions of the Consultant in relation to the applicable policy including a failure to effect or maintain a policy or a failure to diligently pursue a claim for indemnity under any policy;

(iii)	“Event” means the event or occurrence which gives rise to or which is the cause of or contributes to the Loss;

(iv)	“Insurance Proceeds” means any amount received by the Consultant from an insurer under any policy of insurance that is required to be maintained under the Agreement by the Consultant (whether in single or multiple amounts) in respect of an Event or Loss;

(v)	“Payable Amount” means the Insurance Proceeds in respect of an Event or Loss or the Potentially Recoverable Amount in respect of an Event or Loss; and

(vi)	“Total Amount of the Services Costs” means the greater of:
(A)	the total amount of the indicative Services Costs set out Part C of Appendix C; and

(B)	the actual amount of the Services Costs paid to the Consultant.
(b)	Subject to Clauses 51.3(c) and despite any other provision of the Agreement to the contrary, the Consultant’s liability to the Client for any Loss caused by, arising out of or in connection with the Consultant’s obligations under the Agreement, including:
(i)	any breach of the Agreement by the Consultant;

(ii)	any negligent act or omission of the Consultant or its Personnel in the course of performing the Consultant’s obligations under the Agreement;

(iii)	any breach of or non — compliance with any Law by the Consultant or its Personnel in the course of performing the Consultant’s obligations under the Agreement, is limited in the aggregate to the following;
(iv)	where the Event or Loss is an insured risk under a policy required to be maintained by the Consultant in accordance with the Agreement, to the greater of the total amount paid under that policy in respect of the Event or Loss or the Potentially Recoverable Amount in respect of the Event or Loss;

(v)	where the Event or Loss is an uninsured risk under a policy required to be maintained by the Consultant in accordance with the Agreement and the Payable Amount is less than 10% of the Total Amount of the Services Costs, to the greater of:

(A)	the Payable Amount; and

(B)	the amount obtained by deducting the Payable Amount from 10% of the Total Amount of the Services Costs;
(vi)	where neither the Event or Loss are insured risks under any policy required to be maintained by the Consultant in accordance with the Agreement, to 10% of the Total Amount of the Services Costs.
For the avoidance of doubt the Client and the Consultant acknowledge and agree that:
(i)	for the purposes of Clause 51.3(b)(iv) the total amount payable in respect of an Event or Loss under:
(A)	the insurance referred to in Clause 52.3(b) shall be USD 7 million;

(B)	the insurance referred to in Clause 52.3(e) shall be USD 3.5 million;
(ii)	where an Event or Loss is an insured risk under a policy required to be maintained by the Consultant in accordance with the Agreement the Consultant shall pay to the Client, the amount of the applicable excess or deductible together with the Insurance Proceeds;

(iii)	where an Event or Loss is an insured risk under a policy required to be maintained by the Consultant in accordance with the Agreement, the Consultant shall have no liability to pay any amount to the Client in respect of that Event or Loss until the relevant insurer pays an amount under the applicable policy to the Consultant in respect of that Event or Loss, except:
(A)	where it is agreed otherwise by the Client and the Consultant; or

(B)	where the relevant insurer has not paid any amount because of an act or omission of the Consultant;
(iv)	until the liability of the Consultant to the Client arising out of or in connection with an event or Loss has been satisfied, any Insurance Proceeds shall be remitted to the Client without any deduction or set off whatsoever; and

(v)	until the Consultant remits any Insurance Proceeds to the Client in accordance with paragraph (iv) immediately above, the Consultant holds those Insurance Proceeds on trust for the Client.
(c)	The limitation in Clause 51.3(b) does not apply to the liability of the Consultant referred to in Clause 51.3(b) where that liability arises by reason of any wilful default, reckless or fraudulent conduct of the Consultant or any of its Personnel.

(d)	Except in respect of claims for payment made by way of Payment Claims under Clause 62 and despite any other provision of the Agreement to the contrary, the Client’s liability to the Consultant in respect of any Claim or Loss is limited in aggregate to 10% of the Total Amount of the Services Costs.
51.4 Excluded Losses
Despite anything in the Agreement expressed or implied to the contrary, to the extent permitted by law, neither party to the Agreement will be liable to the other for loss of actual or anticipated profit or revenue, loss of use, loss of income or rent, loss of business, loss of production, loss of contract, loss of anticipated savings or business, loss of financial opportunity, financing and holding costs, business interruption, delay costs, loss by reason of shutdown or increased expense of operation, loss or corruption of data, loss of goodwill, denial of use of any plant, port or facility, economic loss or any consequential, special, contingent, penal or indirect loss, damage or expense, whether arising out of a breach of the Agreement, in contract, in tort (including negligence), under statute or otherwise at law or in equity.
51.5 Exclusive Remedies
To the extent permitted by law, the Client’s and Consultant’s remedies expressly stated in the Agreement are their sole and exclusive remedies in respect of their respective liabilities arising out of or in connection with the Agreement (including indemnities and warranties) or the Project, in tort (including negligence), under statute or otherwise at law or in equity.
51.6 Re-performance of non-complying Services and Indemnity
(a)	If, at any time during the performance of the Services up to and including the Date of Practical Completion, the Client’s Representative considers any part of the Services not to be in accordance with the Agreement, or that any defect, deficiency or non-conformance exists in respect of the Services, the Client’s Representative may direct the Consultant to re-perform that part of the Services or rectify that defect, deficiency or non-conformance and may specify the time within which this must occur.

(b)	Subject to Clause 51.6(a), the Consultant shall correct or re-perform any Services which do not comply with the requirements of the Agreement or rectify any defect or deficiency in the Services so as to ensure compliance with the requirements of the Agreement.

(c)	The Consultant acknowledges that it is not entitled to be reimbursed (under the Agreement or otherwise) for any costs incurred by performing its obligations under this Clause 51.6.

(d)	The Client may have the correction or re-performance of the non-compliant Services, or rectification of any defect, deficiency or non-conformance in respect of the Services carried out by others at the Consultant’s cost if:

(i)	the Client has directed the Consultant to correct, re-perform or rectify those matters in accordance with Clause 51.6(a) within a reasonable period of time (being not less than seven days) as stated in that direction; and

(ii)	the Consultant has failed to correct, re-perform or rectify those matters within that period.
(e)	The Client’s costs under Clause 51.6(d) will be a debt due and payable by the Consultant to the Client.

(f)	The Consultant’s compliance with any direction given by the Client’s Representative under Clause 51.6(a) will:
(i)	not be an admission of liability by the Consultant;

(ii)	not prejudice the right of the Consultant to dispute whether any defect, deficiency or non-conformance exists in respect of the Services the subject of the direction.
(g)	If the Consultant:
(i)	complies with a direction given under Clause 51.6(a) and subsequently disputes whether any defect, deficiency or non-conformance exists in respect of the Services the subject of the direction; and

(ii)	it is agreed between the parties or is determined by a Court or other person whose decision is binding on the parties that no defect, deficiency or nonconformance exists in respect of the Services the subject of the direction, then the Consultant shall be entitled to be paid in respect of the services or work performed by it in complying with the direction in an amount agreed between the parties or failing agreement, the services or work shall be considered a Services Variation for the purposes of Clause 55.(d)(ii) and the amount payable to the Consultant in respect of the services and work shall be determined in accordance with that Clause.
(h)	The Consultant acknowledges and agrees that, except for legal costs and disbursements incurred and paid by it with respect to a dispute arising under this Clause 51.6, it is not entitled to make any Claim against the Client for compensation in connection with a direction given under this Clause 51.6 whether under the Agreement or otherwise except as provided in this Clause 51.6.
51.7 Indemnity and Proportionality
(a)	Subject to Clause 51.7(b), the Consultant shall indemnify the Client against any cost, damage, expense or loss which the Client suffers or incurs in respect of:
(i)	loss of, or damage to, any real or personal property; or

(ii)	the personal injury to, or disease or illness (including mental illness) affecting, or death of, any person, arising out of or in connection with:
(iii)	any negligent act or omission of the Consultant or its Personnel;

(iv)	any breach by the Consultant of the Agreement; and

(v)	the breach of, or failure to comply with, any Law by the Consultant or its Personnel.
(b)	For the purposes of Clause 51.7(a), a reference to the Client includes its directors, officers, employees, direct contract employees and affiliates and the Client will be deemed to be acting as agent or trustee on behalf of or for the benefit of all persons who are or might be its directors, officers, employees, direct contract employees or affiliates, from time to time as well as on its behalf.
(c)	The Consultant’s liability under this Clause 51.7 will be reduced proportionately to the extent that the cost, damage, expense or loss was contributed to or caused by the Client, its employees, direct contract employees, agents or affiliates.
52. Insurance (Replacing Clauses 19 and 20)
52.1 Client’s Insurances Required
The Client will maintain or effect and maintain the following insurances for the Term and any extension of it in the joint names of itself, the Consultant, the Project Contractors and any lower tier subcontractors, including respective directors, officers, employees and agents (“Insured”).
(a)	Under a Contractors’ All-Risk Insurance Policy, for physical loss of or damage to the Plant or any works, temporary works and materials or components incorporated or to be incorporated in respect thereof whilst on or adjacent to the Site, including inland transit in respect of loss, destruction or damage to the property. The policy will be for an amount and with an excess as specified in Appendix E.
(b)	Under a Marine/Storage/Handling/Insurance Policy, cover for all materials or components that will be used for incorporation into the Works or temporary works against the risks of loss, damage or destruction whilst transported from suppliers’ premises until they are delivered and unpacked at the Site including loading or unloading to the Site.
(c)	Under a Third Party Liability Policy, cover for general third party liability for an amount and with an excess of not less than the amount specified in Appendix E. Such insurance policy will cover liability for physical loss or damage to property (other than the Works and temporary works) and injury or death to persons (not being a person who is insured under a policy of workers’ compensation or otherwise protected under an applicable government-controlled workers compensation fund) arising from or in connection with the execution of the Works, whilst on or adjacent to the Site.
52.2 General Provisions regarding the Client’s Insurance
The Client will provide to the Consultant:
(a)	A copy of a certificate evidencing the Client’s insurance policies mentioned in Clause 52.1, excluding references to premiums and other costs payable by the Client upon request by the Consultant. If copies of such certificates have not been provided to the Consultant at the Execution Date, the Consultant may suspend the Services until such time as they are provided.
(b)	A copy of any material variations to or cancellation of the Client’s insurance if likely to affect the Consultant, the Project Contractors or the subcontractors.
52.3 Consultant’s Insurances Required
The Consultant shall maintain or effect and maintain the following insurances for the Term and any extension of it:
(a)	Workers’ Compensation and any other insurance or government-controlled fund required by any applicable Law;

(b)	Third party liability insurance covering the Consultant’s own premises with a limit of liability of US$7 million for any one occurrence;

(c)	Motor vehicle liability insurance in respect of the Consultant’s mechanically propelled vehicles used by the Consultant in connection with the performance of the Services under the Agreement;

(d)	Motor vehicle third party liability insurance if required by any applicable Law;

(e)	Professional indemnity insurance for an amount of not less than US$3.5 million for any one claim or in the aggregate for the duration of the Agreement;

(f)	Property insurance covering Consultant’s constructional plant (if any), equipment, buildings and other property not for incorporation in the Works used by the Consultant in connection with the performance of the Services;

(g)	any additional insurance required by applicable Law; and

(h)	such other insurance, if available and as the Client may, at its own cost, require from time to time.

52.4 Project Contractor Insurance
The Consultant shall ensure that all Project Contractors obtain and maintain, where applicable, the insurances noted in Clauses 52.3(a), 52.3(c), 52.3(d), 52.3(e) and 52.3(f), as well as all additional insurances that may be required by the Client from time to time.
52.5 Requirements for Insurance
All insurances required under the Agreement will be:
(a)	underwritten by reputable insurers; and

(b)	maintained at least for the Term;
and comply with applicable Law.
52.6 Proof of insurance
If requested by the Client, the Consultant will produce certificates of currency of the insurances effected and maintained by the Consultant in accordance with this Clause 52.
52.7 Payment of Excesses
Any excesses payable under Clause 52.3, excluding those relating to motor vehicles, shall be paid by the Consultant.
53. Time (Replacing Clause 25)
53.1 Instruction to Accelerate
If the Client’s Representative (acting reasonably) considers that any actual or anticipated delay has or will arise in relation to:
(a)	achieving the Date for Practical Completion;

(b)	performance of any part of part of the Services described in the Project Schedule by the corresponding dates (if any) listed in the Project Schedule;

(c)	the performance of the Services generally,
the Client’s Representative may:
(d)	instruct the Consultant to accelerate the performance of the Services or any part of the Services by taking those measures which are necessary to overcome or minimize the extent and effects of some or all of the delay; and

(e)	give such an instruction whether or not the cause of delay is due to any act or omission of the Consultant.

53.2 Acceleration
If the Client’s Representative gives an instruction to the Consultant under Clause 53.1 the Consultant shall as instructed accelerate the performance of the Services or any specified part of the Services (as the case may be) to overcome or minimize the extent and effect of some or all of the delay and the Consultant will be entitled to be paid in accordance with Clause 62.1.

The Consultant acknowledges and agrees that it will not be entitled to make any Claim against the Client, arising out of, or in connection with, the cause of delay and any associated instruction to accelerate other than for the amount which is payable by the Client under this Clause 53.2 and Clause 62.1.
54. Variation to the Scope of Works (Replacing Clauses 23 and 24)
54.1 Works Variation
A Works Variation may be:
(a)	directed by the Client in writing; or
(b)	approved by the Client after being recommended by the Consultant.
54.2 Parties to Discuss
If the Works Variation directed or approved pursuant to Clause 54.1 will, in the reasonable opinion of the Consultant, result in:
(a)	a change in the Total Cost Forecast; or

(b)	a delay in the Date for Practical Completion;
then the Consultant shall promptly provide an estimate including time and costs associated with the Works Variation and the Client’s Representative and the Consultant’s Representative (or their delegates) will discuss the effect of the proposed Works Variation.
54.3 Client to Determine
If the Client proceeds with a proposed Works Variation and the Works Variation directly causes a material change in the Services, it will direct a Services Variation in accordance with Clause 55.

For the purposes of this Clause 54.3 a material change in the Services will occur where the value of any additional Services to be performed by the Consultant as a direct result of a Works Variation is equal to or exceeds USD 250.

54.4 Time
Subject to Clause 53, the Consultant will be entitled to an adjustment to the Project Schedule and Date for Practical Completion for a period equal to the estimated delay in achieving Practical Completion resulting from the Works Variation.
54.5 Clarity
Nothing in this Clause 54 shall lessen or otherwise affect the Consultant’s obligations under the Agreement.
55. Variation to the Scope of Services (Replacing Clauses 23 and 24)
55.1 Services Variation
A Services Variation may be:
(a)	directed by the Client in writing; or

(b)	approved by the Client after being recommended by the Consultant.
Services Variations may include additions to, or omissions from, the Scope of Services. If the Services Variation requires the omission of any Services, the Client may have the omitted Services carried out by others. If the Consultant receives a direction in accordance with Clause 55.1, it shall perform its obligations under the Agreement in accordance with the varied Scope of Services.

The Client shall, and shall cause the Client’s Representative to, exercise the powers of the Client under this Clause 55.1 reasonably, professionally, in good faith and not for any improper or punitive purpose.
55.2 Value
The services to be performed by the Consultant as a result of a Services Variation will be, subject to Clauses 51.6 and 60. Subject to Clauses 51.6 and 60, the Client will pay the Consultant for Services Variations in accordance with Clause 55.5.
55.3 Time
Subject to Clause 53, the Consultant will be entitled to an adjustment to the Project Schedule and Date for Practical Completion for a period equal to the estimated delay in achieving Practical Completion resulting from the Services Variation.
55.4 Clarity
Nothing in this Clause 55 shall lessen or otherwise affect the Consultant’s obligations under the Agreement.

55.5 Variations — General
(a)	If the Consultant receives a direction in accordance with Clause 55.1, it shall perform its obligations under the Agreement in accordance with varied Scope of Services.

(b)	For any additional Services it is required to perform pursuant to Clause 55.1, the Consultant’s only entitlement to compensation will be for an increase in Services Costs as is calculated and paid in accordance with Clause 62.1.
56. Separable Portions
56.1 Agreement on Separable Portions
In addition to the Separable Portions described in the Agreement, if any, the Client and the Consultant may agree:
(a)	that any part of the Works shall be a Separable Portion; and

(b)	on the respective Dates for Practical Completion for the new Separable Portion and the resultant Separable Portion.
It is agreed that the Oxide Plant and Sulphide Plant are Separable Portions as of the Date of Commencement.
56.2 Changes relating to Separable Portions
The Client and the Consultant may agree that any part of the Works or the Plant shall become included within a Separable Portion or shall be removed from a Separable Portion and be included as part of another Separable Portion.
56.3 Interpretation of Terms
The interpretations of the terms “Date for Practical Completion”, “Date of Practical Completion” and “Practical Completion” apply separately to each Separable Portion and, in relation to each Separable Portion, references in the Agreement to “the Work” and “the Plant” mean so much thereof as is comprised in the relevant Separable Portion.
56.4 Consequences of Separable Portion
The Client will:
(a)	direct a Works Variation in accordance with Clause 54 as a result of any creation (other than those Separable Portions identified in Clause 56.1) of or change in relation to a Separable Portion if that creation or change increases the Works; and

(b)	if, as a consequence of such Works Variation, there is a material modification to the Scope of Services, direct a Services Variation in accordance with Clause 55.

For the purposes of this Clause 56.4 a material change in the Scope Services will occur where the value of any additional Services to be performed by the Consultant as a direct result of a Works Variation is equal to or exceeds USD 250.
57. Suspension of Services (Replacing Clauses 26, 27 and 28)
57.1 Suspension by Client or Consultant
The whole or any part of the Services may be suspended:
(a)	by the Client, for such time and in such manner and for such reason as the Client may consider necessary and suspension will be effected by written notice to the Consultant; or
(b)	by the Consultant for reasons of safety or, subject to the Consultant having given notice in accordance with Clause 63.2, where the Client has failed to pay the Consultant in accordance with Clause 62 of the Agreement.
57.2 Recommencement of Services
If the Services are suspended in accordance with Clause 57.1 or any other reason, the Client may, as soon as it is reasonable, direct the Consultant to recommence the whole or the relevant part of the Services and the Consultant will comply with such direction as soon as practicable provided that if the suspension is due to the Client’s failure to pay the Consultant such direction to recommence may only be given after the Client has paid the Consultant in accordance with Clause 62.
57.3 Suspension Costs
(a)	Subject to Clause 57.3(e), any reasonable cost or expense (including to the extent not covered by the Services Costs, any reasonable demobilization and remobilization costs) incurred by the Consultant by reason of the suspension will be borne and paid for by the Client, provided, however, that should any Consultant Personnel be redeployed by the Consultant to other projects, then the Client shall not be obligated to pay to the Consultant the costs associated with such personnel and, in any event, the Client shall only be responsible for the cost of any such personnel for a period not exceeding 30 days.

(b)	Subject to Clause 53, the parties acknowledge that any such suspension will result in a Works Variation, Services Variation and extension to the Date for Practical Completion.

(c)	The Consultant will mitigate the effect of suspension as soon as possible after the Services are suspended in accordance with Clause 57.1.

(d)	If the suspension continues for more than 30 calendar days it shall be considered a Force Majeure event and Clause 58.3(a) shall apply as if the figure “120” had been replaced with “30”.

(e)	The Client will not be liable to pay to the Consultant any Services Costs or any other cost or expense incurred or paid by it in connection with a suspension of the Services where that suspension was caused by any act or omission of the Consultant or its Personnel.
58. Force Majeure (Replacing Clauses 26, 27 and 28)
58.1 Force Majeure occurrence
(a)	The Consultant or the Client (as the case may be) shall give prompt notice of a Force Majeure Event to the other including reasonable details of:
(i)	the Force Majeure Event;

(ii)	the effect of the Force Majeure Event on the performance of the Services; and

(iii)	the likely duration of the delay in performance of the Services and the likely delay in the Date for Practical Completion.
(b)	The parties will use reasonable endeavours to remove or relieve any Force Majeure Event and to minimise the delay caused by any such event.
58.2 Cessation
After Force Majeure Event has ceased, the Client may:
(a)	direct a Works Variation in accordance with Clause 54 as a result of the Force Majeure Event; and
(b)	direct a Services Variation accordance with Clause 55 as a result of the Force Majeure Event.
58.3 Termination resulting from Force Majeure delays
(a)	If a Force Majeure Event delays the Project for more than 120 days, either party may terminate the Agreement by giving 14 days notice to the other party.
(b)	If the Agreement is terminated under this Clause 58.3, the Client will pay to the Consultant:
(i)	all the Services Costs due and unpaid at the date of termination; and

(ii)	reasonable costs incurred in demobilising all of the Consultant’s Personnel and equipment to their place or origin in South Africa or Australia (as the case may be) and in terminating any contract with a subcontractor or other agreement, arrangement or commitment undertaken by the Consultant for the purpose of providing the Services.

(c)	The Consultant acknowledges and agrees that it is not entitled to make any Claim (whether under the Agreement or otherwise) against the Client for compensation in connection with the termination of the Agreement under this Clause 58.3 except as otherwise provided in this Clause 58.3.
59. Completion of the Project
59.1 Practical Completion
(a)	Once the Project (or Separable Works) has in the opinion of the Consultant reached Practical Completion following the completion of Dry Commissioning in accordance with the standards set during Pre-Commissioning, the Consultant will in writing request the Client to issue a certificate stating that the Project (or a Separable Portion) has reached Practical Completion (“Certificate of Practical Completion”).

(b)	Within 7 days of the receipt of the request pursuant to Clause 59.1(a), the Client’s Representative and the Consultant’s Representative will meet, inspect the Plant and agree to a punch-list of any minor omissions, defects and outstanding Services which do not prevent the safe introduction of water or ore to the Plant (or a Separable Portion).

(c)	Within 14 days of the receipt of the request pursuant to Clause 59.1(a), the Client will issue to the Consultant the Certificate of Practical Completion along with the punch-list agreed pursuant to Clause 59.1(b) or give to the Consultant in writing reasons for not issuing the Certificate of Practical Completion, including particulars of any omissions or defects in the Services or Works or outstanding Services or Works required to be remedied or completed for the Project (or a Separable Portion) to achieve Practical Completion.

(d)	If the Client does not issue the Certificate of Practical Completion or does not provide written reasons for not providing the Certificate of Practical Completion within the 14 days required pursuant to Clause 59.1(c) then the Project (or a Separable Portion) is deemed to have reached Practical Completion on the date of the Consultant’s written request under Clause 59.1(a).

(e)	Notwithstanding any other provision of this Clause 59.1, if Practical Completion would have been achieved but for:
(i)	failure of the Client to meet its obligations pursuant to the Agreement; or

(ii)	any defect in or failure of the Biox® process as provided by Goldfields,

the Project or a Separable Portion (as the case may be) will be deemed to have reached Practical Completion on the date of the Consultant’s written request under Clause 59.1(a).

(f)	The Client will allow the Consultant access to the Site and reasonable time to rectify omissions or defects in the Services or to complete outstanding parts of the Services as required pursuant to this Clause 59.1.

(g)	The Client shall not use any part or all of the Works (other than as a temporary measure which is either specified in the Agreement or agreed by both parties) for commercial purposes, unless and until the Client has issued a Certificate of Practical Completion for that part or all of the Works. However, if the Client does use any part or all of the Works for commercial purposes before the Certificate of Practical Completion is issued, any part which is used shall be deemed to have reached Practical Completion on the date on which it was used by the Client.

(h)	If the Consultant incurs cost or expenses as a result of the Client using a part of the Works, other than such as is specified in the Agreement or agreed by the Consultant, the Client shall reimburse the cost and expenses of the Consultant resulting from such use.
59.2 Final Completion
(a)	When the Project has in the opinion of the Consultant reached Final Completion, the Consultant will in writing request the Client to issue a certificate stating that the Project has reached Final Completion (“Certificate of Final Completion”).

(b)	Within 14 days of the receipt of the request pursuant to Clause 59.2(a), the Client will issue to the Consultant the Certificate of Final Completion or give to the Consultant written reasons for not issuing the Certificate of Final Completion, including particulars of any defects or omissions in the Services or the Works required to be completed for the Project to reach Final Completion.

(c)	If the Client does not issue the Certificate of Final Completion or provide written reasons for not providing the Certificate of Final Completion within the 14 days required pursuant to Clause 59.2(b) then the Project is deemed to have reached Final Completion on the date of the Consultant’s written request under Clause 59.2(a).

(d)	Notwithstanding the other provisions of this Clause 59.2, if at any time the Client wishes to issue a Certificate of Final Completion, notwithstanding any omissions or defects in the Services, the Client may nevertheless at its absolute discretion issue a Certificate of Final Completion and the Project will be deemed to have reached Final Completion on the date of issue of such a Certificate of Final Completion or such earlier date nominated by the Client.

(e)	Notwithstanding any other paragraph of this Clause 59.2, if Final Completion would be achieved but for failure of the Client to meet its obligations pursuant to the Agreement, the Project will be deemed to have reached Final Completion on the date of the Consultant’s written request under Clause 59.2(a).

(f)	The Client will allow the Consultant access to the Site and reasonable time to rectify omissions or defects in the Services or to complete outstanding parts of the Services as required pursuant to this Clause 59.2.
60. Defects Liability
60.1 Consultant to Rectify Defects in the Services
(a)	Subject to Clauses 60.1(b) and 60.1(d), the Consultant shall:
(i)	rectify any Defective EPCM Services; and,

(ii)	where any defects or omissions in the Works have been caused or contributed to by any Defective EPCM Services, arrange for the relevant Project Contractors to rectify any defects or omissions in the Works,
(“Rectification Work”).

(b)	Subject to Clause 60.1(d), the Consultant shall not be required to perform the Rectification Work (including rectification of any hidden defects or omissions in the Works) if notice containing details of the Rectification Work is not given by the Client to the Consultant prior to the expiry of the Defects Notification Period.

(c)	For the avoidance of doubt, the Defects Notification Period of a Separable Portion or part of the Works which has reach or deemed to have reached Practical Completion pursuant to Clause 59.1 will commence on the date that Practical Completion was reached or deemed to have reached Practical Completion pursuant to Clause 59.1.

(d)	Where the Consultant has performed any Rectification Work, there shall be a separate Further Defects Liability Period in respect of each item of Rectification Work. The separate Further Defects Liability Period shall commence on the date that the Consultant completes or causes the completion of the relevant Rectification Work. The Consultant shall:
(i)	insofar as the Rectification Work consists of Defective EPCM Services, rectify any defects or omissions in the Rectification Work; or

(ii)	where any defects or omissions in the Rectification Work performed by Project Contractors have been caused or contributed to by any Defective EPCM Services, arrange for the relevant Project Contractors to rectify any defects or omissions in the Rectification Work,
(“Defective Rectification Work”)

provided that notice containing details of the Defective Rectification Work is given by the Client to the Consultant prior to the expiry of the Further Defects Liability Period.

60.2 Cost of Rectification of Defects
The Consultant shall bear the cost of performance of Rectification Work and the Defective Rectification Work which cost shall be limited to the limits of liability in clause 51. The Consultant is not liable for:
(a)	the cost of any Project Contractor’s work; or

(b)	aspects of Plant design that are attributable to intellectual property conferred by Gold Fields.
60.3 Failure to Rectify
Where the Consultant is given notice under Clause 60.1(a) or Clause 60.1(d) and fails to perform the Rectification Work or the Defective Rectification Work (as the case may be), the Client may have the Rectification Work or Defective Rectification Work carried out by others and the Client’s costs incurred under this Clause 60.3 shall be a debt due and payable by the Consultant to the Client.
61. Termination of Services (Replacing Clauses 26, 27 and 28)
61.1 Termination by the Client
(a)	In addition to any other rights of termination contained in the Agreement, the Client may (acting reasonably) at any time terminate the Agreement by giving notice to the Consultant to that effect. The Client shall, and shall cause the Client’s Representative to, exercise the powers of the Client under this Clause 61.1 reasonably, professionally, in good faith and not for any improper or punitive purpose.

(b)	Termination of the Agreement pursuant to this Clause 61.1 will become effective immediately after the notice has been served on the Consultant.
61.2 Actions by Consultant on Termination
In the event of termination of the Agreement, whether under Clause 61.1 or otherwise, the Consultant will immediately after receipt of the notice of termination:
(a)	stop performance of the Services and, if required by the Client, the Works;

(b)	not place any further orders nor enter into any further contracts in respect of the Services and, if required by the Client, the Works;

(c)	take all reasonable steps to protect the Works and other property in the possession of the Consultant in which the Client has or may acquire an interest;

(d)	remove from the Site all the Consultant’s Personnel, plant, machinery, vehicles and equipment and other things brought on to the Site by or on behalf of the Consultant or the Consultant’s Personnel, unless otherwise agreed with the Client;

(e)	take any other action relating to the Services and the Works which the Client may reasonably require;

(f)	hand over all Documentation; and

(g)	do all things reasonably possible to reduce expenses or costs to the Client consequent upon such termination.
61.3 Payment to Consultant
In the event of termination of the Agreement pursuant to Clause 61.1, the Client will pay to the Consultant:
(a)	all the Services Costs due and unpaid at the date of termination; and

(b)	reasonable costs incurred in demobilising all of the Consultant’s Personnel and equipment to their place of origin in South Africa or Australia (as the case may be) and in terminating any contract with any subcontractor or other agreement, arrangement or commitment undertaken by the Consultant for the specific purpose of providing the Services.
If the Agreement is terminated under Clause 61.1 each party retains any rights it has against the other party in respect of any past breach.
61.4 Sole Entitlement
Where the Agreement is terminated in accordance with Clause 61.1, the Consultant acknowledges and agrees that it is not entitled to any other compensation or to make any other Claim against the Client, except as provided in Clause 61.3.
62. Invoicing and Payment (Replacing Clauses 30, 31 and 34)
62.1 Client’s Payment Obligations
(a)	Except where expressly specified otherwise in the Agreement, as total compensation for its performance of the Services, the Client shall pay the Consultant the aggregate of the following amounts:
(i)	the Disbursements;

(ii)	for each hour spent by any of its officers, directors, employees and contract employees engaged in the performance of the Services in the positions specified in Part A of Appendix C, the corresponding hourly rate for each position as specified in Part A in Appendix C,
(“Services Costs”).

(b)	The Consultant will not be entitled to be paid, and must not charge for, any Services Costs incurred due to the failure of the Consultant to:

(i)	exercise reasonable care and diligence in the performance of the Services;

(ii)	perform the Services in a reasonably expeditious and cost effective manner.
(c)	The estimated total Services Costs as at the Execution Date is the amount specified in Part C of Appendix C.

(d)	Subject to Clause 62.9 and any other right to set off which the Client may have, the Client must pay the Consultant the Services Costs in accordance with the Agreement.
62.2 Electronic Funds Transfer
The Client will make payment to the Consultant by electronic funds transfer into the Consultant’s bank account.
62.3 Time for and format of Payment Claims
(a)	Subject to Clause 62.7, the Consultant shall give the Client’s Representative a claim for payment on account of the Services Costs and any other amounts payable by the Client to the Consultant under the Agreement (“Payment Claim”) by both electronic mail and in tangible form by the fourth Business Day of each month with a copy by electronic mail to the Client’s Treasurer.

(b)	The Payment Claim shall be in the format approved in writing by the Client’s Representative which shall as a minimum:
(i)	set out the amount of the Services Costs and the other amounts that the Consultant asserts are payable to the Consultant in accordance with the Agreement;

(ii)	detail the relevant period of the Term for the Payment Claim;

(iii)	describe in detail the part of the Services performed during the relevant period for the Payment Claim;

(iv)	set out amounts paid previously under the Agreement;

(v)	provide an individual reference number for the Client to quote with remittance of payment; and

(vi)	include any other information directed by the Client’s Representative.
62.4 Consultant Warranty
By making a Payment Claim, the Consultant warrants to the Client that:
(a)	the Consultant has completed the Services which are the subject of the Payment Claim;

(b)	there are no defects known to the Consultant in the Services which are the subject of the Payment Claim at the time the Payment Claim was submitted;

(c)	any remuneration and other amounts payable by the Consultant to any of its Personnel by Law or under an industrial instrument in respect of the Services have been paid;

(d)	its subcontractors have been paid all amounts due and payable to them for services performed or material supplied by them in respect of the Services which was the subject of the Payment Claim;

(e)	the Consultant has, unless there are lawful or reasonable grounds for not so doing, complied with all of the obligations imposed on the Consultant by any subcontract in relation to the Services; and

(f)	subject to any Claims that may have arisen within the 14-day period prior to the Payment Claim, the Consultant is not aware of any Claim against the Client which is not identified in the Payment Claim or in an earlier Payment Claim or notice of which has not been previously given to the Client.
62.5 Payment
(a)	Within 14 days of receipt of the Payment Claim, the Client shall pay to the Consultant or the Consultant shall pay to the Client, as the case may be, the full amount shown in the Payment Claim.

(b)	A payment made pursuant to the Agreement:
(i)	of prejudice the right of either party to dispute whether the paid amount is the amount properly due and payable;

(ii)	will not be evidence of the value of the Services;

(iii)	will not be evidence that the Services have been performed satisfactorily; and

(iv)	will not be an admission of liability on the part of the Client.
62.6 Payment Adjustment Statement
(a)	Within fourteen (14) days of receipt of a Payment Claim under Clause 62.3, the Client’s Representative may give the Consultant on behalf of the Client a payment adjustment statement in respect of the Payment Claim or any previous Payment Claim which states:
(i)	the value of the Services performed by the Consultant in accordance with the Agreement as at the date of the Payment Claim;

(ii)	the amount already paid to the Consultant;

(iii)	the amount the Client is entitled to retain, deduct, withhold or set off under the Agreement as well as a summary of the reasons for the retention, deduction, withholding or setting off;

(iv)	notification of any additional information required by the Client’s Representative; and
(b)	On receipt of the Payment Adjustment Statement, the Consultant must issue a credit note to the Client and shall incorporate the adjustment on the next Payment Claim.

(c)	If the Consultant fails to make a Payment Claim in accordance with the Agreement, the Client’s Representative may nevertheless issue a payment statement under this Clause 62.6.

(d)	The Client shall, and shall cause the Client’s Representative to, exercise the powers of the Client under this Clause 62.6 reasonably, professionally, in good faith and not for any improper or punitive purpose.
62.7 Conditions Precedent to Entitlement to Payment
If, at the time that the Consultant submits a Payment Claim under Clause 62.3, the Consultant has not:
(a)	provided security or the amount (if any) required under Clause 69;

(b)	effected the insurance required by Clause 52 and (if requested) provided evidence of this to the Client’s Representative;

(c)	paid all subcontractors as warranted under Clause 62.4(d); and

(d)	in the case of a Final Payment Claim, submitted a duly executed Deed of Release as required under Clause 62.8(a)(ii);
then:
(e)	the Consultant will not be entitled to payment of;

(f)	the Client’s Representative will not be obliged to include in any payment statement under Clause 62.6; and

(g)	the Client will not be liable to pay,
any amount included in the Payment Claim.
62.8 Final Payment Claim
(a)	Within two months after the expiry of the later of the Defects Notification Period or the Further Defects Liability Period, the Consultant shall deliver to the Client’s Representative:

(i)	a final payment claim under Clause 66.3 entitled ‘Final Payment Claim’; and

(ii)	a duly executed deed of release in the form of the deed of release in Appendix N.
(b)	The Consultant shall include in the Final Payment Claim:
(i)	a complete statement of accounts, including any changes to the Scope of Services;

(ii)	all money that the Consultant considers to be due from the Client arising out of or in connection with the Services or any alleged breach of contract;

(iii)	confirmation that all documentation, approvals of all Authorities and deliverables as required by the Agreement have been lodged with the Client’s Representative; and

(iv)	a certificate stating that all wages and other charges have been paid and that no monies are due or owing by the Consultant to any of its Personnel other than any Personnel disclosed in the certificate.
(c)	The Consultant shall provide with the Deed of Release (as required by Clause 62.8(a)) details of how the amount claimed (“Amount Claimed”) is calculated including:
(i)	separate identification of each claim and the amount of each claim which is part of the Amount Claimed;

(ii)	which clause, if any, of the Agreement the Consultant relies upon to support an entitlement to each claim;

(iii)	if based on breach of contract, what obligation, if any, of the Agreement the Client has breached and which the Consultant relies upon to support an entitlement to each claim; and

(iv)	a description of the other acts, defaults and omissions that the Consultant relies upon to support any entitlement to a claim.
(d)	After expiration of the two month period in Clause 62.8(a), any Claim which the Consultant could have made against the Client but which has not been made in the Final Payment Claim, whether or not a Final Payment Claim is delivered, is barred.
62.9 Interest on Overdue Payments
If any money due to either party remains unpaid after the date on which the money should have been paid, then the party responsible for the payment must, following a written request by the other party for payment of interest, pay to the other party Agreed

Compensation on the unpaid amount from, but not including the date on which the money was due.
62.10 Set off
The Client may set off or deduct from any payments due to the Consultant:
(a)	any debt or other moneys due from the Consultant to the Client; and/or

(b)	any money or any claim to money that the Client may have against the Consultant (including liquidated damages), which are due or which will become due under the Agreement.
62.11 Client’s Payment of Subcontractors
(a)	If the Consultant owes any subcontractor of the Consultant money in connection with the Services, and
(i)	that money has been outstanding under the relevant subcontract for more than 14 days; and

(ii)	the Consultant cannot satisfy the Client’s Representative that there is a valid reason (which shall include a genuine dispute between the Consultant and a subcontractor of the Consultant) for that outstanding money not having been paid, the Client may pay the subcontractor the outstanding amount, and:

(iii)	call upon the security for the outstanding amount in accordance with Clause 691 (without limiting the unconditional nature of the security); or

(iv)	the outstanding amount so paid will be a debt due and immediately payable from the Consultant to the Client.
(b)	No debt by the Client will be taken to have accrued in favour of the Consultant in respect of any payment by the Client of an outstanding amount in accordance with Clause 62.11(a).

(c)	The Client is entitled to withhold from any payment which would otherwise be due to the Consultant under the Agreement any amount owing to a subcontractor by the Consultant under Clause 62.11(a).
62.12 Property and Liens
The Consultant must not (insofar as is permitted by Law) assert any right to a lien over the Site or Project (or part thereof) or take any steps whatsoever to lodge or register a lien over the Site or Project (or part thereof) under, or in pursuance of, any relevant Law.

62.13 Taxes
(a)	The Consultant is and remains liable for payment of any Taxes connected to the Services. If any Tax is imposed, the Consultant shall pay the full amount to the relevant Authority or person and indemnifies the Client against any failure to do so. If any exemptions, reductions, allowances, rebates or other privileges in relation to Taxes (other than Taxes imposed on the Consultant’s income or non-Project operations of the Consultant) may be available to the Consultant or the Client, the Consultant shall adjust any payments due to reflect any such savings or refunds (including interest awarded) to the maximum allowable extent.
(b)	Except for Excluded Taxes, it is agreed that:
(i)	the Services Costs excludes the Taxes prevailing at the date of the Agreement;

(ii)	the Services Costs will be increased by the amount of the Taxes;

(iii)	the Consultant will be entitled to include in any Payment Claim (as defined in Clause 62.3) the amount of any Taxes paid by the Consultant in the period to which the Payment Claim relates.
(c)	Except for Excluded Taxes, if any rate of Tax is increased or decreased or a new Tax is introduced or an existing Tax is abolished or any change in interpretation or application of any Tax occurs in the course of performance of the Agreement, an adjustment will be made to the Services Costs to reflect any such change regardless of whether this results in the Services Costs increasing or decreasing.

(d)	When the Client has approved (whether under this Clause 62 or otherwise) payment to the Consultant and part or all of that payment consists of Taxes, the Client may withhold and deduct from that payment those Taxes if the Client is required to withhold or deduct those Taxes by any Authority.
62.14 Disbursements
The Consultant shall only be entitled to recover Disbursements as disbursements, unless the Client agrees to other specific disbursements.
62.15 Rates
The rates itemized in Part A of Appendix C are fixed for the Term.
63. Default by a Party
63.1 Default by Consultant
(a)	If the Client considers that the Consultant:
(i)	is in breach of or in default under the Agreement; or

(ii)	has breached a warranty which it has given to the Client under the Agreement;
the Client may give the Consultant a notice:
(iii)	specifying the alleged breach of or default under the Agreement;

(iv)	specifying the time and date by which the Consultant shall rectify the breach or default (or overcome their effects); and

(v)	requiring the Consultant to show cause in writing why the Client should not exercise its rights under Clause 63.1(d).
(b)	If the Client gives the Consultant a notice referred to Clause 63.1(a), the Consultant shall:
(i)	comply with the notice;

(ii)	give the Client a program to rectify the relevant default or remedy the breach (or overcome their effects) in accordance with the terms of the Client’s notice.
(c)	If the Consultant fails to rectify a default or remedy a breach (or overcome their effects) in accordance with the terms of a notice referred to in Clause 63.1(a):
(i)	the Client may take any action it considers appropriate to:
(A)	rectify that default; or

(B)	remedy that breach; and
(ii)	the Consultant shall indemnify the Client against any damage, cost, loss or liability it suffers or incurs in respect of that default or breach, except to the extent such damage, cost, loss or liability arises from the negligence of the Client.
(d)	If the Consultant is in breach of any material obligation under the Agreement, the Client may, by written notice to the Consultant after it has previously given the Consultant a notice under Clause 63.1(a) and the Consultant has not complied with that notice, with immediate effect:
(i)	suspend payment to the Consultant under the Agreement; or

(ii)	terminate the Agreement.
(e)	Subject to Clause 50.3(c), if the Consultant is in breach of any obligation under the Agreement that is not a material obligation, the Client may, by written notice to the Consultant after it has previously given the Consultant a notice under Clause 63.1(a) and the Consultant has not complied with that notice, deduct or withhold from any Payment Claim that the Client has at that time approved for payment an amount, not exceeding 10% of the relevant Payment Claim, whether for damages or otherwise which, in the Owner’s reasonable estimate, is due or will become due under the Agreement.
(f)	Subject to the Client’s accrued and other rights under the Agreement or Law, in the event of termination of the Agreement pursuant to Clause 63.1(d), the Client will pay to the Consultant:
(i)	all the Services Costs due and unpaid at the date of termination; and

(ii)	reasonable costs incurred in demobilising all of the Consultant’s Personnel and equipment to their place of origin in South Africa or Australia (as the case may be) and in terminating any contract with any subcontractor or other agreement, arrangement or commitment undertaken by the Consultant for the specific purpose of providing the Services.
(g)	Except as provided in Clause 63.1(f), the Consultant acknowledges and agrees that where the Agreement is terminated in accordance with this Clause 63.1, the Consultant is not entitled to make any Claim against the Owner in respect of the termination including for any loss, cost, damage, expense or other liability.
63.2 Default by Client
(a)	If the Client:
(i)	breach of any material obligation under the Agreement,

(ii)	fails to pay the Consultant as required under the Agreement, or

(iii)	fails to pay Project Contractors as required under the Project Contracts, then the Consultant may by notice specify the default and state its intention to exercise any one of the remedies under Clause 63.2(b)(i) or Clause 63.2(b)(ii).
(b)	If the Client fails to remedy such default within 14 days of receiving the notice from the Consultant, the Consultant may (without prejudice to any other rights or remedies it has under the Agreement) upon notice to the Client exercise all or any of the following remedies:
(i)	suspend performance of the Services until the default has been remedied; or

(ii)	in the case of Clause 63.2(a)(i) or Clause 63.2(a)(ii), by way of a 30 Business Day notice terminate the Agreement.
(c)	Subject to the Client’s accrued and other rights under the Agreement or Law, in the event of termination of the Agreement pursuant to Clause 63.2(b)(ii), the Client will pay to the Consultant:

(i)	all the Services Costs due and unpaid at the date of termination; and

(ii)	reasonable costs incurred in demobilising all of the Consultant’s Personnel and equipment to their place of origin in South Africa or Australia (as the case may be) and in terminating any contract with any subcontractor or other agreement, arrangement or commitment undertaken by the Consultant for the specific purpose of providing the Services.
64. Insolvency
(a)	If in relation to a party (“Insolvent Party”):
(i)	notice is given of a meeting of creditors with a view to the party entering a deed of company arrangement;

(ii)	a controller or administrator is appointed;

(iii)	the party enters a deed of company arrangement wit creditors;

(iv)	an application is made to a court for the winding up of the party and not stayed within 21 days;

(v)	a winding up order is made in respect of the party;

(vi)	the party resolves by special resolution that it be wound up voluntarily (other than for a members’ voluntary winding-up);

(vii)	a mortgagee of any property of the party takes possession of that property;

(viii)	a receiver or a receiver and manager of any property of the party is appointed; or

(ix)	the party takes or suffers in any place, any step or action analogous to any of those mentioned in subparagraphs (i) to (viii), then the other party may (without prejudice to any other rights or remedies it has under the Agreement):
(x)	terminate the Agreement by way of a 3 Business Day notice to the Insolvent Party, its manager, receiver, trustee, liquidator, administrator or any other person in whom the affairs of the Insolvent Party may have become vested; or

(xi)	give to the manager, receiver, trustee, liquidator, administrator or other person in whom the Insolvent Party’s affairs have vested, the option of continuing to carry out the Agreement subject to the provision of a guarantee satisfactory to the other party for the due and proper performance of the unexpired portion of the Agreement. The option in this clause is exercisable within 14 days of its receipt. If such option is not so exercised, it lapses, unless extended by the other party.
(b)	In the event of termination of the Agreement pursuant to Clause 64(a)(x) by the Consultant, the Client will:
(i)	to the extent (if any) permitted by Law; and

(ii)	subject to the rights and powers of any of the persons described in Clauses 64(a)(ii), 64(a)(iii), 64(a)(vii) and 64(a)(viii); and

(iii)	subject to the rights and powers (whether under any instrument or otherwise) of the persons who appointed of any of the persons described in Clauses 64(a)(ii), 64(a)(iii), 64(a)(vii) and 64(a)(viii), pay to the Consultant:
(iv)	all the Services Costs due and unpaid at the date of termination; and
(v)	all reasonable costs incurred in demobilising all of the Contractor’s Personnel and equipment to their point of origin in either South Africa or Australia (as the case may be) and in terminating any contract with any subcontractor of the Consultant or other contract or agreement entered into by the Consultant for the specific purpose of performing the Services.
(c)	In the event of termination of the Agreement pursuant to Clause 64(a)(x) by the Client, the Consultant will:
(i)	to the extent (if any) permitted by Law; and

(ii)	subject to the rights and powers of any of the persons described in Clauses 64(a)(ii), 64(a)(iii), 64(a)(vii) and 64(a)(viii); and

(iii)	subject to the rights and powers (whether under any instrument or otherwise) of the persons who appointed of any of the persons described in Clauses 64(a)(ii), 64(a)(iii), 64(a)(vii) and 64(a)(viii), pay to the Client:
(iv)	all moneys which the Client may be entitled to from the Consultant under or in accordance with the Agreement as at the date of termination; and
(v)	all moneys paid to others in accordance with an express provision of the Agreement prior to or on the date of termination.

65. Intellectual Property
65.1 Client to Procure
(a)	Except as otherwise provided in the Agreement, the Client will procure all third party Intellectual Property Rights necessary for the lawful completion and operation of the Project.

(b)	Subject to Clause 65.1(c), and to the extent permitted by Law, the ownership of any Protected Right, any new invention or any improvement to an existing patent made or developed by the Consultant (or by those for whom it is responsible) during the Agreement and for the purposes of the Agreement shall be the property of the Client (“New IP”). The Client gives the Consultant a royalty-free, irrevocable and non-exclusive licence to use the New IP and any improvements thereto, subject to Law and any prior third party rights restricting such licence.

(c)	The Consultant remains the owner of any Protected Right used in the performance of the Services, which are in existence at the Date of Commencement or come into existence after the Date of Commencement and are created for a purpose other than the Services (“Background IP”). The Consultant shall own the Protected Rights in any improvements to the Background IP. The Consultant gives the Client a royalty-free, irrevocable and non-exclusive licence to use the Background IP and any improvements thereto for any purpose connected with the Project including repair, maintenance or expansion of the Project.
66. Assignment (Replacing Clause 38)
66.1 Assignment by Consultant
The Consultant may, with the prior written approval of the Client not to be unreasonably withheld (which approval may be subject to the Consultant first demonstrating to the Client that all of the Consultant’s Key Personnel as identified in Appendix F will transfer to the assignee and after the assignment continue to perform the Services in their same positions and with their same authorities as they had prior to the assignment), assign all or part of its right, title, and interest in the Agreement to any parent, subsidiary or affiliated company of the Consultant, provided that:
(a)	the Consultant shall then remain jointly and severally liable with the assignee for all obligations and liabilities of the Consultant under the Agreement;

(b)	the Client may at its sole option have recourse against either or both the assignee and the Consultant for any and all obligations or liabilities of the Consultant; and

(c)	there is no adverse affect on the validity or enforceability of the guarantee and indemnity referred to in Clause 70 or any Security previously delivered by or on behalf of the Consultant to the Client under Clause 69, and that both the guarantee and indemnity in Clause 70 and all security under Clause 69 remain valid and enforceable by the Client in accordance with the provisions of the Agreement.

66.2 Assignment by Client to Affiliates and Third Parties
(a)	The Client may, with the prior written approval of the Consultant not to be unreasonably withheld, assign all or part of its right, title, and interest in the Agreement to any parent, subsidiary or affiliated company, partnership or joint venture of the Client, provided that all outstanding amounts properly due and owing to the Consultant at that time have been paid and that such parent, subsidiary or affiliated company, partnership or joint venture of the Client reasonably demonstrates that it is able to meet the payment obligations of the Client under the Agreement.

(b)	The Client may assign all or part of its right, title, and interest in the Agreement to any other third party with the prior written approval of the Consultant, which consent will not be withheld provided that all outstanding amounts properly due and owing to the Consultant at that time have been paid and that such third party reasonably demonstrates that it is able to meet the payment obligations of the Client under the Agreement.
66.3 Assignment by Client to Financing Entities
Without the prior consent of the Consultant, the Client may assign all or part of its right, title, and interest in the Agreement to any Financing Entity. The Consultant shall execute and deliver to the Client a consent to and acknowledgement of assignment on reasonable terms as may be required by the Financing Entities, to be effective only when all outstanding amounts properly due and owing to the Consultant at that time have been paid. Any Financing Entity may, in connection with any default under any financing document related to the Project, assign any rights assigned to it under this Clause 66.3 to any third party provided that all outstanding amounts properly due and owing to the Consultant at that time have been paid and that such third party reasonably demonstrates that it is able to meet the payment obligations of the Client under the Agreement. The Consultant agrees that, upon receipt of written notice of such assignment, it shall, if requested by a Financing Entity, deliver all Project Material required to be delivered to the Client under the Agreement to the Financing Entity or its assignee at such address as Financing Entity shall specify to the Consultant in writing.
66.4 Cooperation with Financing Entities and Insurers
(a)	The Consultant acknowledges and agrees that any Financing Entity and any and all insurers, and their respective representatives, have the right to review, inspect, audit and monitor the performance of the Services and the Works, the Site, any item of equipment (including equipment under fabrication), materials, supplies, tools, other items, design, engineering, service, or workmanship to be provided under the Agreement, and to observe all tests and all other aspects of the Project. The Consultant shall allow all of them reasonable access during normal working hours to its offices, the Site, the Works (including equipment under fabrication) and the Project, as reasonably requested by any of the Client, a Financing Entity and insurers. The Consultant shall incorporate such rights of review, inspection, audit and monitoring in all subcontracts.

(b)	The Consultant shall, if it proposes any Project Contract, include provisions in the Project Contract that allow representatives of the Financing Entity and insurers to inspect, review and monitor the progress of the Project and conformance with the requirements of the Agreement.
67. Confidentiality (Replacing Clause 42)
67.1 Keep Confidential
All information exchanged between the parties under or in relation to the Agreement is confidential to them and may not be disclosed to any person except:
(a)	if required by Law or the rules of a relevant stock exchange;

(b)	to employees, Project Contractors or consultants for the purposes of tendering for or entering into a contract with Project Contractors or consultants;

(c)	with the consent of the party who supplied the information and the consent of the Client, which may not be unreasonably withheld;

(d)	if the information is in the public domain at the Date of Commencement, or comes into the public domain after the Date of Commencement other than as a result of a breach of the Agreement;

(e)	if the information is already known or in the possession of the recipient without restrictions relating to disclosure before the date of receipt; or

(f)	if the information is obtained from a source other than the party who supplied the information, provided that the source was not subject to any prohibition against disclosure.
67.2 Extension of Obligations
The parties will ensure that the provisions of this clause are extended to their employees, agents or contractors.
67.3 Continuation of Obligations
The obligations imposed in this Clause 67 continued for a period of four years after the Date of Final Completion.
68. Settlement of Disputes (Replacing Clauses 43.8 and 44)
68.1 Failure of Mediation
If the parties fail to reach agreement within 28 days of the Mediator being appointed, or such other period as the parties may agree, then both parties shall be entitled to take any action necessary to have the dispute determined by litigation.

68.2 Matters Precedent to Litigation
Each party expressly agrees not to commence any action in any court in relation to a dispute (other than where a party seeks urgent injunctive or declaratory relief) unless and until all of the provisions of Clause 43 and Clause 68.1 have been met.
68.3 Dispute Resolution not to delay Performance
Despite the existence of a dispute between the parties:
(a)	the Consultant shall proceed without delay to continue to perform the Services; and

(b)	both parties must perform their other obligations under the Agreement.
69. Security
69.1 Consultant Security
(a)	Within seven days after the date of execution of the Agreement, the Consultant shall deliver to the Client:
(i)	two performance bonds in the form in Appendix M in favour of the Client; or

(ii)	in any other form agreed in writing by the Client’s Representative.
(b)	The security shall be:
(i)	collectively for ten percent of the total Services Costs identified in Appendix C with each performance bond being for five percent of the total Services Costs identified in Appendix C;

(ii)	in a form and in terms approved by the Client if not in the form in Appendix M; and

(iii)	issued by a bank, insurance company or other financial institution in South Africa approved by the Client.
(c)	Any security provided by the Consultant under this Clause 69.1 shall be available to the Client and any security that does not consist of money may be converted into money whenever the Client is entitled to the payment of moneys by the Consultant under or in accordance with the Agreement, or, whenever the Client is entitled to reimbursement of any monies paid to others under or in accordance with the Agreement, in all such cases as if the security were a sum of money due to the Client by the Consultant.
69.2 Client Security
(a)	Within seven days after the date of execution of the Agreement, the Client shall deliver to the Consultant:

(i)	two performance bonds in the form in Appendix M in favour of the Consultant; or

(ii)	in any other form agreed in writing by the Consultant’s Representative.
(b)	The security shall be:
(i)	collectively for ten percent of the total Services Costs identified in Appendix C with each performance bond being for five percent of the total Services Costs identified in Appendix C;

(ii)	in a form and in terms approved by the Consultant if not in the form in Appendix M; and

(iii)	issued by a bank, insurance company or other financial institution in South Africa approved by the Consultant.
(c)	Any security provided by the Client under this Clause 69.2 shall be available to the Consultant and any security that does not consist of money may be converted into money whenever:
(i)	the Client does not pay any amount due to the Consultant under Clause 62.5 within the period specified in Clause 62.5; and

(ii)	within 14 days after the Consultant gives a notice to the Client under Clause 63.2(a) the amount remains unpaid.
69.3 Interest on Security
(a)	A party is not obliged to pay the other party interest on:
(i)	any security; or

(ii)	subject to the Clause 69.3(b), the proceeds of any security if it is converted into cash.
(b)	If a party makes a call upon any security held by that party under this Clause 69.3 (“calling party”) and obtains cash as a consequence, the calling party will, following a written request by the other party for payment of interest, pay simple interest, at the rate of Agreed Compensation, on the amount of any cash obtained in excess of the sum to which the calling party is entitled at the time of such call.
(c)	The sum attracting interest will be further reduced by any unsatisfied amounts which subsequently become payable under the Agreement by the Consultant to the Client or by the Client to the Consultant (as the case may be) at the time such amounts become payable.

69.4 Security not on Trust
Neither the Client or the Consultant hold any security or the proceeds or money referred to in Clause 69.3 on trust for each other.
69.5 Release of Security
The Client and the Consultant shall each release:
(a)	one of the performance bonds (or one half of the other form of security) provided in accordance with Clause 69.1 or Clause 69.2 (as the case may be) within 21 days of the Date of Practical Completion of the Sulphide Plant; and
(b)	the other performance bond (or the other half of the other form of security) provided in accordance with Clause 69.1 or Clause 69.2 (as the case may be) within 21 days of the later of:
(i)	the expiry of the Defects Notification Period or any Further Defects Liability Period; and

(ii)	the Client or the Consultant (as the case may be) having complied with all its obligations under the Agreement.
(c)	If prior to the date to be determined in accordance with Clause 69.5(b) (“release date”) any security delivered to the Client by the Consultant under Clause 69.1 expires, the Consultant shall provide further security which:
(i)	is a performance bond in the form of Appendix M in favour of the Client or is otherwise in a form agreed in writing by the Client’s Representative;

(ii)	is for two and a half percent of the total Services Costs;

(iii)	does not expire for three years from the date it is delivered to the Client.
Any further security delivered under this Clause 69.5(c) by the Consultant to the Client shall be released by the Client on the release date.
69.6 Dealing with Security
Each party shall not, and warrants that it will not, take any steps to:
(a)	injunct or otherwise restrain the issuer of a security referred in to in Clause 69.1 and Clause 69.2 from making a payment under it; or

(b)	restrain, hinder or in any way obstruct the other party from, when so entitled, calling on or otherwise exercising its rights under a security.

70. Guarantee and Indemnity
70.1 Consideration
(a)	The Guarantor has requested the Client to enter into the Agreement with the Consultant and the Client does so in consideration of this guarantee and indemnity.
(b)	The Guarantor acknowledges that it has been given a copy of the Agreement and has and full opportunity to consider its provisions before entering into this guarantee and indemnity.
70.2 Guarantee
The Guarantor guarantees to the Client prompt performance of all of the obligations of the Consultant contained or implied in the Agreement. If the obligation is to pay money, the Client may immediately recover the money from the Guarantor as a liquidated debt without first commencing proceedings or enforcing any other right against the Consultant or any other person.
70.3 Continuing Security
This guarantee and indemnity is a continuing security, and is not discharged or prejudicially affected by any settlement of accounts, but remains in full force until a final release is given by the Client.
70.4 Matters Not Affecting Guarantor’s Liability
The Guarantor’s liability under Clauses 70.2 is not affected by:
(a)	the granting of time, forbearance or other concession by the Client to the Consultant or the Guarantor;

(b)	any delay or failure by the Client to take action against the Consultant or the Guarantor;

(c)	an absolute or partial release of the Consultant or the Guarantor or a compromise with the Consultant or any Guarantor;

(d)	a variation, novation, renewal or assignment of the Agreement by the Client whether or not this increases the liability of the Consultant or the liability of the Guarantor under the Agreement;

(e)	the termination of the Agreement;

(f)	the fact that the Agreement is wholly or partially void, voidable or unenforceable;

(g)	the non-execution of the Agreement by one or more of the persons named as the Guarantor or the unenforceability of the guarantee or indemnity against one or more of the Guarantors; or

(h)	the exercise or purported exercise by the Client of its rights under the Agreement.
70.5 Payment Later Avoided
The Guarantor’s liability is not discharged by a payment to the Client which is later avoided by law. If that happens, the Client, the Consultant and the Guarantor will be restored to their respective rights and obligations as it the payment had not been made.
70.6 Indemnity on Disclaimer
It a liquidator or trustee in bankruptcy disclaims the Agreement, the Guarantor indemnifies the Client against any resulting loss.
70.7 Guarantor Not to Prove in Liquidation or Bankruptcy
Until the Client has received all money payable to it by the Consultant:
(a)	the Guarantor must not prove or claim in any liquidation, bankruptcy, composition, arrangement or assignment for the benefit of creditors of the Consultant; and

(b)	the Guarantor must hold any claim it has and any dividend it receives on trust for the Client.
70.8 Guarantor Not to Claim Benefits or Enforce Rights
Until the Guarantor’s liability under the Agreement is discharged the Guarantor may not, without the consent of the Client:
(a)	claim the benefit or seek the transfer (in whole or in part) of any other guarantee, indemnity or security held or taken by the Client;

(b)	make a claim or enforce a right against the Consultant or any other guarantor or against the estate or any of the property of any of them, except for the benefit of the Client;

(c)	raise a set-off or counterclaim available to it or the Consultant against the Client in reduction of its liability under this guarantee and indemnity.
70.9 Costs and Expenses
(a)	The Guarantor agrees to pay or reimburse the Client on demand for:
(i)	its costs, charges and expenses of making, enforcing and doing anything in connection with this guarantee and indemnity, including all costs actually payable by the Client to its legal representatives (whether under a costs agreement or otherwise); and

(ii)	all Taxes which are payable in connection with this guarantee and indemnity or any payment, receipt or other transaction contemplated by it.

(b)	Money paid to the Client by the Guarantor must be applied first against payment of costs, charges and expenses under this Clause 70.9(a) and then against other obligations under this guarantee and indemnity.
70.10 Guarantee to Continue on Assignment of Rights
If the Client assigns its rights under the Agreement in accordance with Clause 66, the benefit of the guarantee and indemnity in this Clause 70 extends to the assignee and continues concurrently for the benefit of the Client regardless of the assignment unless the Client releases the Guarantor in writing.
70.11 Limit of Guarantor’s Liability
Despite any other provision of this Clause 70 to the contrary, the Client and the Guarantor acknowledge and agree that the Guarantor’s liability to the Client under this Clause (whether for payment of money or otherwise) shall not exceed the liability of the Consultant to the Client under the Agreement.
71. General
71.1 Legal costs
Except as expressly stated otherwise in the Agreement, each party will pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under the Agreement.
71.2 Waiver and exercise of rights
(a)	A single or partial exercise or waiver by a party of a right relating to the Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)	The non-exercise of, or a delay in exercising, any power or right of a party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right by that party or Consultant.

(c)	A power or right of a party may only be waived in writing by the party.

(d)	The Agreement may only be varied, or its provisions waived, in writing by the Client and the Consultant.
71.3 Severance
Each provision of the Agreement will be deemed to be separate and severable from the others of them. If any provisions of the Agreement are determined to be invalid or unenforceable in any jurisdiction, such determination and the consequential severance (if any) will not invalidate the rest of the Agreement, which will remain in full force and effect as if such provision had not been made a part thereof, nor will it affect the validity or enforceability of such provision in any other jurisdiction.
71.4 After hours communications
If a communication is given:
(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is not a Business Day in the place of receipt, it is taken as having been given on the next Business Day.
71.5 Process service
Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by Clause 41 or in accordance with any applicable Law.
71.6 Entire understanding
(a)	The Agreement contains the entire understanding between the parties as to the subject matter of the Agreement.
(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of the Agreement are merged in and superseded by the Agreement and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or explanation by e-mail or information provided by any party to another:
(i)	affects the meaning or interpretation of the Agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.
71.7 Nature of the Relationship
(a)	Nothing in the Agreement constitutes a joint venture, agency, partnership or other fiduciary relationship between the Client and the Consultant.

(b)	The Consultant acknowledges that it has no authority to bind the Client.

(c)	At all times when performing its obligations under the Agreement, the Consultant is deemed to be an independent contractor and not an employee or agent of the Client.

(d)	The Consultant must not act outside the scope of the authority conferred on it under the Agreement.

71.8 Third Party Rights
The Agreement shall be binding on and enure to the benefit of the lawful successors of each party and every other person having rights under it by virtue of the Agreements (Rights of Third Parties) Act 1999. Except as provided in this Clause 71.8, nothing in the Agreement confers any rights on any person under the Agreements (Rights of Third Parties) Act 1999. The exceptions provided for in this Clause 71.8 are each indemnified person named in Clause 51.7 of the Agreement, who may respectively enforce the rights in his, her or its favour set out in such provision, subject to and in accordance with the Agreements (Rights of Third Parties) Act 1999 and any express limits of liability set out in the Agreement.
71.9 Effective Date (replacing Clause 21)
The Agreement shall be effective as of 21 February 2005.
71.10 Jurisdiction
The parties irrevocably submit to the exclusive jurisdiction of the Courts exercising jurisdiction in England, and any court that may hear appeals from any of those courts, for any proceeding in connection with the Agreement, subject only to the right to enforce a judgment in any court in any other jurisdiction.